UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

_________________

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WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2025

Notice of Annual Meeting
and Proxy Statement

WisdomTree, Inc.

Notice of 2025 Annual Meeting of Stockholders

We cordially invite you to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of WisdomTree, Inc. (“WisdomTree”, the “Company”, “we” or “our”). Stockholders as of the record date for the Annual Meeting are entitled to vote on the items set forth below. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

See the “General Information for Stockholders About the Annual Meeting” section of the proxy statement on page 10 for information about voting and attending the Annual Meeting.

Date And Time: June 17, 2025 at 10:00 a.m., Eastern Time	Virtual Meeting Site: www.virtualshareholdermeeting.com/WT25	Record Date: April 23, 2025	Mailing Date: On or about April 29, 2025

Voting Matters and Board Recommendations

At or before the Annual Meeting, we ask that you vote on the following items:

Proposal		Board Recommendation	Page Reference
1	Elect nine members of our Board of Directors	FOR	17
2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025	FOR	33
3	Vote on an advisory resolution to approve the compensation of our named executive officers	FOR	36

In addition, stockholders are asked to transact any other business that may properly come before the meeting or any postponements or adjournments thereof.

WisdomTree, Inc. | 2025 Proxy Statement

Please follow the easy instructions on your proxy card or voting instruction form to vote in any of the following ways:

Vote by Internet You may vote electronically by locating the unique control number on your proxy card or voting instruction form and accessing the following website: https://www.proxyvote.com.
Vote by QR Code Scan the QR code on your computer or mobile phone, which will take you to https://www.proxyvote.com.
Vote by Phone Call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada.

Vote by Mail

If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card or voting instruction form received and returning it in the pre-paid envelope.

Vote at the Meeting

Stockholders of record, or beneficial owners with a legal proxy from their bank, broker or other nominees, can also vote at the virtual Annual Meeting by clicking on the “Cast Your Vote” link.

A list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting on a reasonably accessible electronic network for a period of ten (10) days prior to the Annual Meeting date. Please email Marci Frankenthaler, Secretary, at mfrankenthaler@wisdomtree.com if you wish to examine the stockholder list prior to the Annual Meeting.

It is very important that your shares be represented and voted at the virtual Annual Meeting no matter how many shares you own. Whether or not you plan to attend the virtual Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, by telephone or by mailing the proxy card or voting instruction form in the postage-paid envelope provided. Returning your proxy or voting instruction form or voting over the internet or by telephone does not deprive you of your right to attend the Annual Meeting virtually and to vote your shares at the virtual Annual Meeting.

By order of the Board of Directors,

Marci Frankenthaler, Secretary

WisdomTree, Inc. | 2025 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
To Be Held on June 17, 2025.

We have elected to utilize the “notice and access” option and are providing access to all stockholders entitled thereto to all proxy materials on a publicly accessible website. The proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024 are available on our investor relations website at:
https://ir.wisdomtree.com/company-information/annual-reports-proxy.

This proxy statement contains information about the 2025 Annual Meeting of Stockholders of WisdomTree, Inc. Proxy materials will be first sent to stockholders on or about April 29, 2025.

IMPORTANT

Your vote at this year’s Annual Meeting is important, no matter how many or how few shares you own.

All stockholders are invited to attend the virtual Annual Meeting. Whether or not you expect to attend the virtual Annual Meeting, we respectfully urge you to vote over the internet, by telephone or by signing, dating and returning the enclosed proxy card as promptly as possible. Stockholders who execute a proxy card may nevertheless attend the virtual Annual Meeting, revoke their proxy and vote their shares during the virtual Annual Meeting. “Street name” stockholders who wish to vote their shares during the virtual Annual Meeting will need to obtain a legal proxy from the bank, broker or other nominee in whose name their shares are registered. The instructions for voting over the internet or by telephone are provided on your proxy card.

Only your latest dated, signed proxy card or voting instruction form will be counted. Any proxy may be revoked at any time prior to its exercise at the virtual Annual Meeting as described in this proxy statement.

WisdomTree, Inc. | 2025 Proxy Statement

WisdomTree, Inc. | 2025 Proxy Statement

Unless otherwise indicated, references to “the Company,” “we,” “us,” “our” and “WisdomTree” mean WisdomTree, Inc. and its subsidiaries.

WisdomTree®, WisdomTree Prime®, WisdomTree Connect™ and Modern Alpha® are trademarks of WisdomTree, Inc. in the United States and in other countries. All other trademarks are the property of their respective owners.

WisdomTree, Inc. | 2025 Proxy Statement

WisdomTree, Inc.  |  250 West 34th Street, 3rd Floor  |  New York, NY 10119

Proxy Statement for the 2025 Annual Meeting of Stockholders

To be Held on June 17, 2025

Proxy Summary

This summary does not contain all the information that you should consider before voting. Please read this entire proxy statement carefully. For more information about our 2024 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2024, a copy of which is available on our investor relations website at https://ir.wisdomtree.com/sec-filings/annual-reports.

This proxy statement and our annual report is first being mailed on or about April 29, 2025 to stockholders entitled to vote at the Annual Meeting.

About our Company

WisdomTree, Inc. is a global financial innovator, offering a diverse suite of exchange-traded products (“ETPs”), models and solutions as well as digital asset-related products. Our offerings empower investors to shape their financial future and equip financial professionals to grow their businesses. Leveraging the latest financial infrastructure, we create products that emphasize access, transparency and provide an enhanced user experience. Building on our heritage of innovation, we offer next-generation digital products and services related to tokenized real world assets and stablecoins, as well as our blockchain-native digital wallet, WisdomTree Prime®, and institutional platform, WisdomTree Connect™.

Corporate Performance Highlights

Strong Performance

•  Our business continues to build positive momentum as we advance our long-term strategic initiatives. We closed 2024 with AUM of $109.8 billion, a year-over-year increase of 9.6%, a testament to the resilience of our business model and the strength of our product offering. Through disciplined execution and strategic management, we achieved record revenues and continued expanding our operating margins. For the year ended December 31, 2024, our revenues and operating income increased 22.5% and 56.9%, respectively, compared to the prior year, supported by scale efficiencies and effective cost control, delivering 700 basis points of operating margin expansion. This growth, along with recent strategic actions such as the retirement of our gold royalty obligation in 2023 and the repurchase of our Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) from ETFS Capital Limited (“ETFS Capital”) in 2024, has meaningfully enhanced earnings per share.

•  Our models strategy, offered through our Portfolio Solutions program, remains a strong growth driver, with our model portfolios accessible across a number of platforms. This program provides advisors with customized evaluations, a suite of off-the-shelf models, and Shared CIO services, where advisors collaborate with our models investment team to co-manage portfolios for their clients, with options for advisors to delegate trading, rebalancing and tax optimization tasks leveraging third-party service providers or platforms, providing flexibility and strategic alignment. We continue to expand our reach with new clients and deepen partnerships with platforms such as Merrill Lynch, LPL Financial, UBS, Charles Schwab, Envestnet, Adhesion and others. The number of advisors utilizing at least one of our models surpassed 2,500, reflecting steady progress as we build deeper relationships, improve asset retention and create more stable, higher-quality revenue streams with significant growth potential.

•  Beyond traditional ETPs, we are diversifying into blockchain and digital assets. Our blockchain-native wallet, WisdomTree Prime, provides direct-to-consumer access to digital assets, including bitcoin, ether, tokenized gold, U.S. dollar tokens and 13 blockchain-enabled mutual funds (“Digital Funds”), while also enabling spending functionality

WisdomTree, Inc. | 2025 Proxy Statement       1

Proxy Summary

through a co-branded debit card. WisdomTree Connect supports institutional clients by offering direct access to our Digital Funds via self-hosted wallet or third-party custodial wallets. Our focus on “responsible DeFi” ensures our offerings meet regulatory standards while delivering transparency, choice and inclusivity. This expansion into digital assets complements our core strengths, will diversify our revenue streams and contribute further to our growth.

•  We remain committed to our long-term growth strategy, anticipating that organic inflows and AUM growth will continue to drive margin expansion and performance. Additionally, we believe our investments in digital assets are positioned to deliver further value for our stockholders over time. Our recent achievements and strong performance were reflected in our stock price performance in relation to our peers. As described in the Compensation Discussion and Analysis section of this proxy statement, our total shareholder return (“TSR”) ranking was 3rd among our peer group of 13 publicly-traded asset managers, including WisdomTree, while our stock price was up over 50% during 2024.

Balance Sheet Management

•  In August 2024, we completed a private offering of $345.0 million in aggregate principal amount of convertible senior notes due 2029 and concurrently repurchased (i) $104.2 million aggregate principal amount of convertible senior notes due 2028, (ii) approximately 5.7 million shares of our common stock in open market transactions and (iii) all 14,750 shares of our Series A Preferred Stock from ETFS Capital, which were convertible into 14.75 million shares of our common stock. These transactions were accretive to earnings per share.

•  We continue to return capital to our stockholders in the form of a quarterly cash dividend, which we have paid consecutively since 2014. Over the last four years, we also have repurchased approximately 13.1 million shares of our common stock for an aggregate cost of approximately $104.3 million, in addition to the Series A Preferred Stock repurchase described above.

Disciplined Risk Management

•  Our Board of Directors (“Board”) actively oversees the development of strategic objectives and receives updates on the implementation of strategic plans throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of such strategic plans.

•  In addition, we have established a Global Risk Committee, consisting of members of senior management, which oversees risks both inside and outside of the firm, including any heightened or changed risks as they relate to independent third-party service providers. The Global Risk Committee meets quarterly and reports to the Audit Committee of the Board at regularly scheduled Audit Committee meetings.

•  We have implemented a cybersecurity risk management program that identifies, assesses and treats cybersecurity risks, which is directed by our Chief Information Officer (“CIO”) and overseen by the Audit Committee. The CIO regularly reports to the Audit Committee on our cybersecurity risks, and the chair of the Audit Committee reports on these discussions to the Board.

Mission, Vision, Values

We strive to differentiate ourselves in the asset management industry through our sense of community and purpose integrated into our culture, where every employee has a voice. Guided by our mission, vision and values and a defined framework for growth, we believe we are well positioned for success.

Our mission is to deliver a better financial experience through the quality of our products, solutions and engagement.

Our vision is to be the leader in the best transparent structures and executions in financial services.

Our values are grounded in:

•  Excellence and Innovation – we “think big” and are not afraid to disrupt the status quo, and we relentlessly focus on improving our process, products and solutions to drive positive change in the business and continually advance our mission.

•  Transparency and Accountability – we always strive to do the right thing, without shortcuts or exceptions, and we learn from our mistakes and celebrate success.

•  Having Fun – we work with integrity and purpose and support each other as a global team.

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Proxy Summary

Corporate Responsibility

Corporate responsibility is embedded throughout our business, which we believe benefits our employees, stockholders and other stakeholders. We have made a firmwide commitment to incorporate corporate responsibility efforts through various initiatives, including working to enhance our employee experience through training and the provision of employee benefits, investing in our community through firmwide service projects, caring for our environment and continuously striving to improve corporate governance. We are proud to have built a diverse and inclusive workforce, including in our leadership teams and our Board.

We have established a Global Sustainability Committee to drive corporate responsibility efforts and advance our long-term sustainability strategy, with oversight from our Board, the Nominating and Governance Committee and our executive management team. Our Global Sustainability Committee is comprised of leaders throughout the firm and is responsible for developing and implementing our corporate sustainability strategy across the Company.

WisdomTree, Inc. | 2025 Proxy Statement       3

Proxy Summary

Included below are highlights of our corporate responsibility programs and practices. Our Corporate Responsibility Report, available on our investor relations website at https://ir.wisdomtree.com/company-information/corporate-responsibility/, provides additional details about these programs and policies and the corporate sustainability positioning of our firm as a whole.

Inclusion and Engagement

•   Our global employee-led Diversity, Equity and Inclusion (DEI) Council promotes a diverse and inclusive workplace culture. In 2024, the DEI Council led initiatives like neurodiversity training, implicit bias workshops, inclusive feedback training and financial literacy programs. The DEI Council also promoted awareness days and months across the firm in recognition of Black history, women’s history, pride, mental health and men’s health, among others.

•   Our global employee-led Women’s Initiative Network (WIN) supports career and leadership development through global events, seminars, roundtable forums, charitable giving initiatives, and a mentorship program that connects employees of all genders with firm leaders to help them achieve their career development goals. WIN initiatives have fostered firm-wide connectivity and increased internal and external visibility for female employees.

Enhancing Our Employee Experience

•   We offer our employees extensive health, wellness, career development and other benefits, including a monthly stipend to cover remote work-related business expenses, numerous wellness programs, an educational assistance program, and unlimited paid time-off for U.S. employees and flexible sick leave policies.

•   Our annual “Team Alpha” Awards recognize employees who led significant successes while exhibiting extraordinary teamwork and demonstrating strong character.

•   In the U.S., we were named a “Best Places to Work in Money Management” by Pensions & Investments for the fifth consecutive year and eight years total, and we ranked second within the category for managers with 100-499 employees, the third consecutive year earning a ranking among the top five employers. In the U.K., we were also named a “Best Workplace” for medium-sized companies for the fifth consecutive year and a “Best Workplace for Women” for medium-sized companies for the second time by Great Place to Work.

Investing in Our Community

•   We encourage employees to be active members of the community and to give back through a variety of programs, including paid time-off to volunteer at a charitable organization of their choice.

•   In addition to a modest monetary award, our “Team Alpha” award winners have the opportunity to donate to a charity of their choice. In 2024, this initiative contributed $50,000 in charitable donations across our U.S. and European offices.

•   We continue to support charitable causes through regular donations. For example, in the U.S., we contributed to organizations including Autism Speaks, Earthday.org, Family Giving Tree, Manna Food Bank, Midwest Innocence Project, National Alliance on Mental Illness (NAMI), New York Cares, Project Hope, the Jazz Foundation of America, the Malala Fund, Nomi Network and SEEDS.

•   In our European offices, we hosted events to raise awareness and funds for several organizations including Ambitious About Autism, Movember and Refuge. Additionally, as part of its aim to amplify access to opportunities, the DEI Council engaged with various high schools in London to provide financial literacy and exposure to roles within the financial services industry to unrepresented and underprivileged groups.

Caring for Our Environment

•   Our entire global workforce operates under our “Work Smart” philosophy, where time in the office is generally not prescribed, and team leaders are empowered to determine how their teams work best, based on their roles, with employees remaining accountable for achieving individual, team and Company outcomes. In keeping with this approach, we maintain a smaller office footprint, which we believe has enhanced our efficiency and sustainability and will continue to do so in the future.

•   Through carbon-offsetting, our European operations have been certified carbon neutral since 2019. Partnering with Carbon Footprint, we successfully calculated and offset our carbon emissions in Europe. We are engaging with a third-party consultant to expand this initiative on a global level.

Corporate Governance	• As described under “Board Governance Overview” below, our Board is committed to strong and effective governance and oversight through a number of policies, practices and procedures.

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Proxy Summary

Board of Directors Highlights

We have an independent and highly qualified Board that oversees WisdomTree’s strategy and performance with the best interests of all stockholders in mind. Our Board is also highly focused on corporate governance. Over the past four years, our Board has been substantially refreshed, adding key additional experience and perspective, and all committee chair positions have been rotated and are held by directors who joined the Board during this period.

					Board Committees
Name	Age	Independent	Director Since	Other Public Company Boards	Audit	Compensation	Nominating & Governance	Technology Strategy
Lynn S. Blake	60	✔	2022	United Natural Foods, Inc.	C*	M
Anthony Bossone	54	✔	2009		M*	M
Smita Conjeevaram	64	✔	2021	McGrath RentCorp; SkyWest, Inc.; SS&C Technologies Holdings, Inc.		M
Rilla Delorier	58	✔	2023	Atlantic Union Bankshares Corporation; Coastal Financial Corporation		C	M	M
Daniela Mielke	59	✔	2022	PROG Holdings, Inc.			M	C
Shamla Naidoo	60	✔	2023	Asbury Automotive Group, Inc.; QBE North America	M		C	M
Win Neuger	75	✔	2013			M
Tonia Pankopf	57	✔	2023		M*		M
Jonathan Steinberg	60		1988

*  Financial Expert            M = Member            C = Chair

WisdomTree, Inc. | 2025 Proxy Statement       5

Proxy Summary

Director Qualifications and Experience

The following table provides an overview of the specific skills, experiences and areas of knowledge of our director nominees that allow the Board to effectively serve and represent the interests of our stockholders, customers and employees. In addition, directors gain substantial experience through serving on our Board, which involves significant exposure to the complex regulations and changing landscape of the financial services industry.

Skills and Experience	Blake	Bossone	Conjeevaram	Delorier	Mielke	Naidoo	Neuger	Pankopf	Steinberg
Corporate Governance	●	●	●	●	●	●	●	●	●
Global Business Experience	●	●	●		●	●	●	●	●
Executive Leadership	●	●	●	●	●	●	●		●
Financial Services/Asset Management	●	●	●	●	●		●	●	●
Accounting/Financial Reporting	●	●	●	●	●	●	●	●
Other Public Company Expertise	●		●	●	●	●		●
Risk Management	●	●	●	●	●	●		●
Information Technology/Cybersecurity Oversight	●	●		●	●	●		●
ETF Expertise	●	●					●		●
Legal and Regulatory		●	●			●
Digital Transformation/Marketing				●	●	●

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Proxy Summary

Board Governance Overview

Our Board is committed to strong and effective governance and oversight. Annually, and more often as necessary, the Board reviews and enhances its practices for Board independence, accountability and effectiveness. Below are some highlights of our Board governance program.

Board Independence
Separation of Roles	The roles of Chair of the Board and Chief Executive Officer are completely separate.
Substantial Majority of Independent Directors	All directors are considered independent under applicable standards except Jonathan Steinberg, our CEO.
Independent Director-Led Committees

All standing Board committees are comprised entirely of independent directors. Over the past year, the Board appointed new chairs to each of these Board committees; with these changes, all standing Board committees are chaired by directors who joined the Board within the past four years.

Executive Sessions	Independent directors regularly meet in executive session without management throughout the year.
Board Accountability
Annually Elected Directors	The Board is fully declassified. All directors are elected annually.
Attendance	The Board and its committees had a 99% aggregate attendance rate in 2024.
Majority Voting Standards	We utilize majority voting requirements for director elections for which there is not an opposing slate of director nominees.
Oversight of Strategy

The Board oversees the development of strategic objectives and receives updates on the implementation of strategic plans throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of such strategic plans.

Oversight of Cybersecurity

The Audit Committee oversees the management of cybersecurity risks, including our cybersecurity risk assessment and management policies and procedures. The Audit Committee receives regular reports on cybersecurity risks from management and, in turn, reports on these discussions to the Board.

Oversight of Corporate Responsibility Matters

The Nominating and Governance Committee reviews and provides oversight of our strategy, initiatives and policies concerning corporate responsibility, including consideration of environmental, health and safety and social matters, and makes recommendations to the Board regarding our sustainability initiatives and relevant public disclosures.

Stock Ownership Guidelines	Our non-employee directors and executive officers are subject to stock ownership guidelines.
Prohibition of Pledging, Hedging, Short Sales and Derivative Transactions

Our insider trading policy prohibits pledging, hedging, short sales and derivative transactions in our securities by directors, officers, employees and consultants who in the ordinary course of their duties have access to material nonpublic information of the Company.

Oversight of Executive Management Succession Planning	The Board engages in regular executive management succession planning reviews, as well as succession planning discussions at the Compensation Committee level.
Proxy Access	Stockholders that meet certain requirements can have their director nominees included in our proxy statement.

WisdomTree, Inc. | 2025 Proxy Statement       7

Proxy Summary
Board Effectiveness
Robust Self-Assessments

The Board and each committee complete written self-assessments. Management implements action plans based on directors’ feedback and reports to the Board on the implementation of those plans to ensure continuous improvement.

Director Education Program

To enhance directors’ knowledge on topics relevant to oversight of the Company, Board members participate in educational programs, including through a membership we procure for each director with the National Association of Corporate Directors.

Broad Director Onboarding Program

Our comprehensive onboarding program seeks to quickly integrate new directors in our business and culture and features one-on-one sessions with senior executives and functional area representatives, and training on Company policies and industry trends.

Board Succession Planning	The Board, and its relevant committees, discuss director succession planning, focusing on business needs, industry trends, diverse perspectives and stockholder expectations.
Over-Boarding Restrictions

To maintain Board effectiveness, ensure that directors have sufficient time to devote to their duties, and align with stockholder expectations, directors may serve on up to four total public company boards and directors who serve as our CEO or an executive officer may serve on a total of two public company boards. In addition, a member of the Audit Committee may not serve on the audit committees of more than three public companies in total.

Strong Corporate Governance Guidelines	Our Corporate Governance Guidelines and Board Committee Charters are clear and robust and are reviewed annually to maintain strong and sound governance practices.

Executive Compensation

2024 Highlights

In 2024, we enhanced our executive compensation program by adjusting the weightings of our performance metrics, placing greater emphasis on financial metrics. This change further aligns our performance-based compensation plan and our ability to pay. The financial metrics for 2024 were weighted 75.0%, as compared to 56.25% in the prior year.

Impact of Total Shareholder Return on NEO Compensation

A significant portion of our executive compensation program is linked to shareholder return, as follows:

•  relative TSR is a performance metric included in our performance-based incentive compensation program for our NEOs. As described in the Compensation Discussion and Analysis section of this proxy statement in the subsection titled “2024 Incentive Compensation Program and Results,” the 2024 funded payout percentage for this performance metric was 200% of target;

•  long-term incentive compensation is granted entirely in the form of equity, whose value is explicitly linked to TSR, and is comprised of both restricted stock awards and relative TSR-based performance-based restricted stock units (“PRSUs”);

•  PRSUs granted for 2024 performance in January 2025 to our CEO and COO represent 50% of each of their respective long-term equity awards granted. PRSUs granted to our other NEOs represent 25% of each of their respective long-term equity awards granted; and

•  the payout on PRSUs that vested in January 2023, January 2024 and January 2025 was 76.92%, 200% and 200%, respectively.

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Proxy Summary

2024 Total Compensation Pay Mix

The following charts reflect the elements of 2024 total compensation for (i) our CEO and (ii) our other NEOs who were serving in their respective positions as of December 31, 2024, as a percentage of their total compensation. Incentive compensation paid to our CEO is most heavily weighted toward long-term equity incentives, followed by our COO, and then our other NEOs. Long-term equity awards consist of restricted stock awards and PRSUs. PRSUs granted to our CEO and COO represent 50% of the long-term equity awards granted. PRSUs granted to our other NEOs represent 25% of the long-term equity awards granted.

Compensation Program Best Practices

Our compensation programs incorporate best practices, including the following:

What We Do	What We Don’t Do

✔   Annual say-on-pay advisory vote

✔   Pay for performance compensation philosophy

✔   Robust stock ownership guidelines

✔   Clawback policy applicable to cash and equity incentive compensation

✔   Independent compensation consultant

✔   Entirely independent Compensation Committee

✔   Annual compensation risk assessment

✗  No dividends will be paid with respect to unvested equity awards

✗  No pledging, hedging, short sales or derivative transactions

✗  No excessive perks

✗  No excessive risk taking

✗  No excise tax gross-ups

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General Information for Stockholders About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of WisdomTree, Inc. is soliciting your vote for the 2025 Annual Meeting of Stockholders (“Annual Meeting”).

How do I attend the Annual Meeting, and may I ask questions?

The Annual Meeting will be conducted virtually over the internet. Please go to www.virtualshareholdermeeting.com/WT25 for instructions on how to attend and participate. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the internet at such site. Stockholders as of the record date of the Annual Meeting may submit questions while attending the Annual Meeting over the internet by using the 16-digit control number included in the proxy card or voting instructions that accompanied these proxy materials, may vote their shares, and will have access to the list of stockholders entitled to vote at the meeting.

In order to encourage stockholder participation and transparency, subject to our rules of conduct and procedures, we will:

•  provide stockholders attending the Annual Meeting with the ability to submit appropriate questions relating to an agenda item on which stockholders are entitled to vote during the Annual Meeting through the Annual Meeting website when such item is being considered;

•  provide management with the ability to answer as many questions submitted during the Annual Meeting in accordance with the meeting rules of conduct as possible in the time allotted for the Annual Meeting without discrimination;

•  address technical and logistical issues related to accessing the virtual meeting platform;

•  provide procedures for accessing technical support to assist in the event of any difficulties accessing the Annual Meeting; and

•  to the extent time permits, management may conduct an informal online question and answer session.

How many votes can be cast by all stockholders?

147,031,590 shares of our common stock were outstanding and entitled to be voted on April 23, 2025, the record date for determining stockholders eligible to vote. Each share of common stock is entitled to one vote on each matter.

What am I voting on?

There are three matters scheduled for a vote:

•  Proposal 1: Election of nine members of our Board (the “Director Election Proposal”);

•  Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “Auditor Ratification Proposal”); and

•  Proposal 3: Vote on an advisory resolution to approve the compensation of our named executive officers (the “Executive Compensation Proposal”).

How many votes are required to approve each proposal?

Director Election Proposal. Under our by-laws, the directors must be elected by the affirmative vote of a majority of the votes cast in uncontested elections, such as the election of directors at the Annual Meeting. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.

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General Information for Stockholders About the Annual Meeting

Abstentions and broker non-votes, if any, will have no effect on the election of the nominees. Any nominee who does not receive a majority of votes cast “for” their election would be required to tender their resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the stockholder vote, the Nominating and Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and disclose its decision-making process.

Auditor Ratification Proposal. The affirmative vote of a majority of votes cast is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Abstentions and broker non-votes, if any, will have no effect on this proposal.

Executive Compensation Proposal. The affirmative vote of a majority of votes cast is necessary for the approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes, if any, will have no effect on this proposal.

What are “broker non-votes”?

A broker non-vote occurs when the bank, broker or nominee holding shares in street name has not received voting instructions from the beneficial owner and either elects not to vote the shares on a routine matter at the stockholders meeting or is not permitted to vote those shares on a non-routine matter.

If you are a beneficial owner whose shares of record are held by a bank, broker or other nominee (sometimes called “street name” or “nominee name”), you may instruct your bank, broker or other nominee how to vote your shares. If you do not give instructions to your bank, broker or other nominee, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the rules of the New York Stock Exchange (“NYSE”), banks, brokers or other nominees have the discretion to vote on routine matters, but do not have discretion to vote on non-routine matters.

Because two of the proposals being voted on at this Annual Meeting are “non-routine,” if you hold your shares in the name of your bank, broker or other nominee and you do not provide your bank, broker or other nominee with specific instructions regarding how to vote on a non-routine proposal to be voted on at the Annual Meeting, your bank, broker or other nominee will not be permitted to vote your shares on that proposal and your shares with respect to that proposal will be deemed a broker non-vote. Because brokers have discretionary authority on at least one proposal at the meeting, broker non-votes will be counted for purposes of calculating whether a quorum is present at the meeting.

The Auditor Ratification Proposal is considered to be a “routine” matter under NYSE rules and thus if you do not return voting instructions to your bank, broker or other nominee, your shares may be voted by your bank, broker or other nominee in its discretion on this proposal. The Director Election Proposal and Executive Compensation Proposal are considered to be “non-routine” under NYSE rules such that your bank, broker or other nominee may not vote your shares on these proposals in the absence of your voting instructions.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy card or voting instruction form or attend the Annual Meeting will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

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General Information for Stockholders About the Annual Meeting

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a “stockholder of record,” or record holder, with respect to those shares, and we sent the proxy materials directly to you.

Beneficial owner of shares held in street name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares.

How do i vote?

For each proposal, you may either vote “For” or “Against” or abstain from voting.

The Board recommends that you vote:

•  “FOR” each of the Company’s director nominees to be elected to the Board named in the Director Election Proposal;

•  “FOR” the Auditor Ratification Proposal; and

•  “FOR” the Executive Compensation Proposal.

Votes cast by proxy or during the Annual Meeting will be counted by the person(s) we appoint to act as inspector of election for the meeting. The inspector of election will count all votes “for” and “against,” as well as abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by virtually attending the Annual Meeting in person or vote by proxy over the telephone or internet or by returning an executed proxy card. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You still may attend the Annual Meeting virtually and vote during the Annual Meeting even if you have already voted by proxy.

•  To vote using a traditional proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•  To vote over the internet, simply follow the instructions and use the control number included on the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 16, 2025 to be counted.

•  If you virtually attend the Annual Meeting, you can also vote during the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, these proxy materials along with a voting instruction form are being provided by that organization rather than the Company. Simply follow the instructions and mail the voting instruction form or vote over the telephone or the internet to ensure that your vote is counted. To vote by virtually attending the Annual Meeting, you must obtain a valid legal proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a legal proxy. Because several of the proposals at the Annual Meeting are considered “non-routine,” if you hold your shares in the name of your bank, broker or other nominee and you do not provide your bank, broker or other nominee with specific instructions regarding how to vote on a non-routine proposal to be voted on at the Annual Meeting, your bank, broker or other nominee will not be permitted to vote your shares on that proposal.

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General Information for Stockholders About the Annual Meeting

What happens if i do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing and mailing your proxy card, by telephone, over the internet or by virtually attending the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Other Nominee

If you are a beneficial owner and do not instruct your broker, bank, or other nominee how to vote your shares by completing and mailing the voting instruction form or voting over the telephone or the internet, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Because several of the proposals at the Annual Meeting are considered “non-routine,” if you hold your shares in the name of your bank, broker or other nominee and you do not provide your bank, broker or other nominee with specific instructions regarding how to vote on a non-routine proposal to be voted on at the Annual Meeting, your bank, broker or other nominee will not be permitted to vote your shares on that proposal.

What if i return a proxy card or voting instruction form or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or voting instruction form without marking voting selections, your shares will be voted, as applicable:

•  “FOR” each of the Company’s director nominees to be elected to the Board named in the Director Election Proposal;

•  “FOR” the Auditor Ratification Proposal; and

•  “FOR” the Executive Compensation Proposal.

Who pays for the cost of soliciting proxies?

The entire cost of soliciting proxies on behalf of the Board, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders by or on behalf of the Company, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage firms, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our 2024 Annual Report, which includes our Form 10-K for the year ended December 31, 2024, to beneficial owners. In addition, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

Can i change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•  You may submit another properly completed proxy card with a later date.

•  You may grant a subsequent proxy over the telephone or the internet.

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General Information for Stockholders About the Annual Meeting

•  You may send a timely written notice that you are revoking your proxy to our Secretary, Marci Frankenthaler, at WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119.

•  You may virtually attend the Annual Meeting and vote. Virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Could other matters be decided at the annual meeting?

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the proxies will have discretionary authority to vote the shares represented by such proxies in their best judgment, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will be able to change your proxy until it is voted.

Will the Annual Meeting be webcast?

Yes. The Annual Meeting will be completely virtual and will be webcast live at www.virtualshareholdermeeting.com/WT25.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2026 annual meeting of stockholders?

Requirements for stockholder proposals to be considered for inclusion in our proxy materials

Stockholders who wish to present proposals for inclusion in our proxy materials for our 2026 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. Our Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2026 annual meeting of stockholders made under Rule 14a-8 by December 30, 2025. Any proposal of business must be mailed to Marci Frankenthaler, Secretary, WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119. We also encourage you to submit any such proposals by email to mfrankenthaler@wisdomtree.com.

Requirements for director nominations to be considered for inclusion in our proxy materials

Our by-laws permit a stockholder, or a group of up to 20 stockholders, who meet the eligibility requirements of our by-laws to utilize our “proxy access” by-law provision. “Proxy access” can be used to nominate up to the greater of two nominees or 25% of the total number of directors who are members of the Board as of the date that the stockholder(s) notifies us of the intent to utilize proxy access (the “proxy access notice”). Director nominations submitted under this by-law provision must be delivered to us no earlier than December 30, 2025, and no later than January 29, 2026. The proxy access notice must comply with the requirements in our by-laws. To be eligible to utilize our proxy access by-law provision, the stockholder(s) must have continuously owned at least 3% of our outstanding common stock for at

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General Information for Stockholders About the Annual Meeting

least three years as of the date of the proxy access notice. Consistent with standard market practice, proxy access is only available to eligible stockholders who acquired our common stock in the ordinary course of business and not with the intent to change or influence control at WisdomTree and who do not presently have such intent.

Requirements for stockholder proposals and director nominations to be brought before an annual meeting

It is the policy of our Nominating and Governance Committee to consider nominations for candidates to our Board that are properly submitted by our stockholders in accordance with our by-laws. Under our current by-laws, proposals of business other than those to be included in our proxy materials following the procedures described in Rule 14a-8 and nominations for directors may be made by any stockholder who was a stockholder of record at the time of the giving of notice provided for in our by-laws, who is entitled to vote at the meeting, who is present in person or by proxy at the meeting and who complies with the notice procedures set forth in our by-laws (i.e., notice must be timely given and contain the information required by the by-laws). To be timely, a notice with respect to the 2026 annual meeting of stockholders must be delivered to our Secretary no earlier than February 17, 2026 and no later than March 19, 2026, unless the date of the 2026 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the Annual Meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination must be mailed to Marci Frankenthaler, Secretary, WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119. We also encourage you to submit any such proposal of business or nomination by email to mfrankenthaler@wisdomtree.com.

In addition, because our by-laws require a stockholder to include a statement that it intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees, a stockholder must effectively provide the notice required under Rule 14a-19 of the Exchange Act by the same deadline noted above to submit a notice of nomination at an annual meeting of stockholders.

Recommendation of Director Candidates by Stockholders

The Nominating and Governance Committee will evaluate candidates for the position of director recommended by stockholders in the same manner as candidates from other sources and will determine whether to interview any candidates or seek any additional information.

Who should i call if i have any additional questions?

If you hold your shares directly, please email our Secretary, Marci Frankenthaler, at mfrankenthaler@wisdomtree.com. If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

How can I obtain electronic access to the proxy materials?

Our proxy materials are available on our investor relations website at https://ir.wisdomtree.com/company-information/annual-reports-proxy.

Policies on Reporting Concerns About Accounting and Other Matters and Communicating with Non-employee Directors

Our Board and Audit Committee have adopted policies on reporting concerns regarding accounting and other matters and on communicating with the non-employee directors. Any person, including any employee, who has a concern about the conduct of WisdomTree or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to Lynn S. Blake, the Audit Committee chair, who is the designated contact for these purposes. Contact may be made by writing to

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General Information for Stockholders About the Annual Meeting

her, care of the Audit Committee, at our offices at 250 West 34th Street, 3rd Floor, New York, NY 10119, or by email at auditcommittee@wisdomtree.com. Any interested party, including any employee, who wishes to communicate directly with the presiding director of the executive sessions of our non-employee directors, or with our non-employee directors as a group, may contact Smita Conjeevaram, Chair of the Board, by writing to her, care of the Chair of the Board, at our offices using the above address, or by email at WTIchair@wisdomtree.com.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available on the SEC’s website at https://www.sec.gov. You may also read and find a copy of any document we file with the SEC on our investor relations website at https://ir.wisdomtree.com/sec-filings.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of ours under the Securities Act of 1933 (the “Securities Act”), or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report,” to the extent permitted by the rules of the SEC, and “Compensation Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Important Notice Regarding Delivery of Stockholder Documents

In accordance with a notice sent to certain of our stockholders who share a single address, only one copy of this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024, is being sent to that address unless we have received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and help conserve our natural resources. However, any stockholder residing at such an address who wishes to receive a separate copy of this proxy statement or our Annual Report may send a request in writing to WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119, Attention: Marci Frankenthaler, Secretary, or by email to mfrankenthaler@wisdomtree.com, and we will deliver those documents promptly upon receiving the request. Any such stockholder also may contact our Secretary to receive separate proxy statements, annual reports or Notices of Internet Availability of Proxy Materials, as applicable, in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting our Secretary.

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Proposal 1

Election of Directors

Our Amended and Restated Certificate of Incorporation, as amended, and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our Board. Pursuant to our by-laws, the Board has fixed the number of directors at nine as of the date of the Annual Meeting.

The Nominating and Governance Committee recommended, and the Board nominated, the following nine director nominees to be included in the Board’s slate to stand for election at the Annual Meeting: Lynn S. Blake, Anthony Bossone, Smita Conjeevaram, Rilla Delorier, Daniela Mielke, Shamla Naidoo, Win Neuger, Tonia Pankopf and Jonathan Steinberg. Each of these nominees will serve for a one-year term until the 2026 annual meeting of stockholders and until their successor is duly elected and qualified.

The nominees recommended by the Board have consented to serving as nominees for election to the Board, to being named in this proxy statement and to serving as members of the Board if elected by our stockholders. As of the date of this proxy statement, we have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Board, upon the recommendation of the Nominating and Governance Committee, may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for such substitute nominee. If any substitute nominee is so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominee, discloses that such nominee has consented to being named in the amended proxy statement and to serve as a director if elected, and includes certain biographical and other information about such nominee required by the applicable rules promulgated by the SEC.

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Proposal 1

Director Nominees

Lynn S. Blake

Lynn S. Blake has served as an independent consultant since October 2021. Previously, Ms. Blake served in various positions at State Street Global Advisors, Inc. (“SSGA”), the investment management division of State Street Corporation (NYSE: STT), a financial services company, including as Executive Vice President and Global Chief Investment Officer of Equity Indexing, Factor-Based and Environmental, Social, and Governance strategies and overseeing SSGA’s ESG data, research and asset stewardship activities, from January 2011 to September 2021, Head of Non-US Equity Indexing and Smart Beta from 1999 to 2010, and Senior Portfolio Manager, from 1990 to 1999. Ms. Blake served on the board of directors of SSGA Trust Company, the governing board for SSGA Institutional Products and SPDR SPY and DIA ETFs, from January 2018 to September 2021, and at times, served as a member of SSGA’s Global Fiduciary and Conduct Committee, Investment Committee, Executive Management Group, and the State Street Conduct Risk Committee. Additionally, Ms. Blake served on the advisory boards of The Posse Foundation, a college access and youth leadership development program, from December 2016 to July 2023 and the Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School, a premier research institution, from September 2020 to October 2021. Ms. Blake was also a member of the Investor Advisory Group of the Sustainability Accounting Standards Board (SASB), a nonprofit organization which connects businesses and investors on the financial impacts of sustainability, from 2016 to September 2021. Ms. Blake currently is a member of the Board of Directors of United Natural Foods, Inc, which is the largest publicly-traded wholesale distributor delivering healthier food options throughout the U.S. and Canada. She received a B.S. from Boston College and an M.B.A. in Finance from the D’Amore-McKim School of Business at Northeastern University. Ms. Blake is a Chartered Financial Analyst. She also received the NACD (National Association of Corporate Directors) Directorship Certification and the NACD Certificate in Cyber-Risk Oversight.

Qualifications

We believe that Ms. Blake’s qualifications to serve on the Board include her expertise in investment management and strategies, including her institutional investor perspectives, and her many years of experience in leadership positions in the asset management industry.

Age 60	Director since May 2022
Committees • Audit (Chair) • Compensation

Anthony Bossone

Anthony Bossone has been the Chief Financial Officer of Atlantic-Pacific Capital, Inc., a broker-dealer and global placement agent dedicated to raising capital for alternative investment funds, since 2003. In this role, Mr. Bossone directs and oversees all global financial and administrative functions of the broker-dealer, including financial accounting and reporting, regulatory compliance, planning and analysis, treasury, tax, legal, payroll, human resources, benefits, insurance and other corporate matters. From 2001 to 2003, Mr. Bossone was the Assistant Controller at SAC Capital Advisors, LLC, a hedge fund advisory firm, and from 1999 until 2001, Mr. Bossone served as an equity trader at Schonfeld Securities, LLC, a securities trading firm. Mr. Bossone began his career at PricewaterhouseCoopers LLP in 1993 where he was an audit manager until 1999. Mr. Bossone received his B.S. in Business and Economics with highest honors from Lehigh University and is a Certified Public Accountant. Mr. Bossone also received the NACD (National Association of Corporate Directors) Directorship Certification and the NACD Certificate in Cyber-Risk Oversight.

Qualifications

We believe that Mr. Bossone’s qualifications to serve on the Board include his global financial, accounting and compliance expertise. The Board also benefits from his experience as an equity trader, which provides him with the relevant industry and technical skillset to evaluate our business model.

Age 54	Director since January 2009
Committees • Audit • Compensation

18     WisdomTree, Inc. | 2025 Proxy Statement

Proposal 1

Smita Conjeevaram

Smita Conjeevaram retired in 2013 after a 19-year career in the global investment and hedge fund industry. Her most recent position was as the Chief Financial Officer – Credit Hedge Funds and Deputy Chief Financial Officer – Credit Funds for Fortress Investment Group LLC, a global investment firm, where she served from 2010 to 2013. Prior to that, Ms. Conjeevaram served as the Chief Financial Officer of Everquest Financial LLC, a specialty finance company, from 2006 to 2009, and Strategic Value Partners LLC, a leading global investment firm, from 2004 to 2005. Ms. Conjeevaram began her career as a tax specialist at two Big-4 public accounting firms and is a Certified Public Accountant. In January 2021, Ms. Conjeevaram joined the Board of Directors of McGrath RentCorp (NASDAQ: MGRC), a diversified business-to-business rental company, and SkyWest, Inc. (NASDAQ: SKYW), an aircraft leasing company. She also has served as a director of SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), an investment and financial management software and service provider for the global financial services industry, since November 2015. Ms. Conjeevaram received her B.S. in Accounting and Business Administration from Butler University and a B.A. in Economics from Ethiraj College, Madras, India.

Qualifications

We believe that Ms. Conjeevaram’s qualifications to serve on the Board include her financial, accounting and compliance expertise, global experience and track record of success in guiding companies through significant growth. The Board also benefits from her experience serving on three other public company boards, including a fintech company, which the Board believes will translate into valuable governance and oversight of our digital assets business.

Age 64	Director since January 2021
Chair of the Board Committees • Compensation

Rilla Delorier

Rilla Delorier, a C-suite leader with over 30 years of experience in the banking industry, was most recently the Executive Vice President and Chief Strategy and Digital Transformation Officer at Umpqua Bank, from April 2017 until August 2020. Prior to that, she held various roles at SunTrust Bank from February 2006 until February 2016, including Executive Vice President, leading the Retail Bank, Chief Marketing Officer and Wealth Management Marketing Director. She also served as Chief Marketing Officer, among other roles, at PNC Advisors from 1999 to 2006. Since June 2022, Ms. Delorier has served on the Board of Directors of Atlantic Union Bankshares Corporation (NYSE: AUB), a regional bank headquartered in Richmond, Virginia. Since November 2020, Ms. Delorier has served on the Board of Directors of Coastal Financial Corporation (Nasdaq: CCB), a community bank and a leader in providing banking as a service (BaaS) to digital financial service providers. Ms. Delorier also serves as a director of Nymbus, Inc., a provider of banking technology solutions for financial institutions, since November 2020, and Central City Concern, a nonprofit organization dedicated to ending homelessness, since June 2018. Ms. Delorier received her B.S. from the University of Virginia and her M.B.A. from Harvard Business School.

Qualifications

We believe that Ms. Delorier’s qualifications to serve on the Board include her extensive executive experience leading digital transformation across the banking sector, particularly in the areas of digital product development, marketing and customer acquisition, operations, cybersecurity practices, strategic partnerships and analytics.

Age 58	Director since August 2023
Committees • Compensation (Chair) • Nominating and Governance • Technology Strategy

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Proposal 1

Daniela Mielke

Daniela Mielke is Managing Partner of Commerce Technology Advisors, LLC, a privately held firm which she founded in April 2016, and which provides consulting services to technology, financial services and private equity companies on organic and inorganic growth strategies including building payment businesses and using artificial intelligence. From February 2018 to December 2020, she served as the Chief Executive Officer, North America of RS2 Inc., one of the leading providers of payment processing services in Europe and Asia Pacific. From September 2013 to April 2016, Ms. Mielke was Chief Strategy and Product Officer at Vantiv, Inc., which was at the time the largest merchant acquirer in the United States. From May 2010 to September 2013, she was VP, Head of Global Strategy and Market Intelligence for PayPal Inc. Ms. Mielke co-founded a-connect in 2001, a consulting firm which provides consulting services to financial service and other clients, and rejoined in 2007 until 2009 to establish and direct new operations for the West Coast and lead its global marketing function. From 2002 to 2007, Ms. Mielke served as VP of Product and SVP of Strategy and Market Intelligence at Visa International. From 1998 to 2002, Ms. Mielke was an Engagement Manager for McKinsey & Company, a worldwide management consulting firm.

Since September 2024, Ms. Mielke has served on the Board of Directors of PROG Holdings, Inc. (NYSE: PRG), a fintech holding company. Previously, she served on the Board of Directors of The Bancorp, Inc. (NASDAQ: TBBK), a bank holding company, and its subsidiary bank from August 2019 to November 2024; Nuvei Corporation (TSX: NVEI and NVEI.U), a global payment technology provider, from August 2020 to November 2024; FINCA International, a global NGO dedicated to alleviating poverty, from 2018 to 2023; and FTAC Athena Acquisition Corp., a SPAC, from 2021 to 2023. Ms. Mielke received her bachelor’s degree in Hotel and Restaurant Management from the École hôtelière de Lausanne, an M.B.A. in International Management from the IMD Business School and an M.S. in Economics from the University of Fribourg. Ms. Mielke also received the NACD (National Association of Corporate Directors) Directorship Certification and the NACD Certificate in Cyber-Risk Oversight.

Qualifications

We believe that Ms. Mielke’s qualifications to serve on the Board include her decades of experience as an executive, founder, board member and advisor to fintech, commerce, payment processing and finance companies.

Age 59	Director since September 2022
Committees • Technology Strategy (Chair) • Nominating and Governance

20     WisdomTree, Inc. | 2025 Proxy Statement

Proposal 1

Shamla Naidoo

Shamla Naidoo served as Head of Cloud Strategy and Innovation of Netskope Inc., a private company providing global cybersecurity services from June 2021 until July 2024. From August 2015 to June 2021, she served as the Global Chief Information Security Officer and Information Technology Risk Managing Partner of International Business Machines Corp. (“IBM”), a global technology company. From May 2011 to August 2015, she served as Chief Information Security Officer of Starwood Hotels and Resorts Worldwide, a hospitality company now owned by Marriott International, Inc., and in 2009, she led the Technology, Physical and Intellectual Property protection function for Bridgewater Associates, an investment management firm. From 2007 to 2008, Ms. Naidoo served as Vice President, Chief Information Security Officer and Chief Information Officer at WellPoint, Inc. (now known as Elevance Health, Inc.), a health benefits company. She also served as Senior Vice President, Chief Information Security Officer and Head of Worldwide Technology Risk for Northern Trust Corporation, a financial services company, from 2005 to 2007, as Vice President, Security/Technology Architecture and Compliance of ABN AMRO Bank N.V., a bank headquartered in the Netherlands, from 2001 to 2005, and as Vice President, Technology, Chief Information Officer of Leo Burnett Technology Group, a communications agency, from 2000 to 2001. Prior to Leo Burnett, Ms. Naidoo held various roles with the U.S. consulting division of Spherion Corporation, a staffing and recruiting firm, Anglo American plc, a global mining company, South African Petroleum Refineries, an international oil refinery, and South African Druggists, a pharmaceutical company.

Since January 2025, Ms. Naidoo has served on the Board of Directors of Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S. She also currently serves on the Board of Directors of Reference Point LLC, a private consulting company, and on the Board of Directors of QBE North America, a division of QBE Insurance Group Ltd. (ASX: QBE), a publicly-traded insurance company headquartered in Australia. She previously served as a director of StoneBridge Acquisition Corporation, a special purpose acquisition company, prior to its merger with DigiAsia Corp. (NASDAQ: FAAS) in April 2024. She has been an Adjunct Professor at the University of Illinois Chicago School of Law since 2010, where she develops and teaches courses on information technology, security and privacy law, and she has been a faculty member at the Institute for Applied Network Security since 2021. She frequently speaks at the American Bar Association and formerly served as the Committee Chair on Legal Technology for the Illinois State Bar Association. Ms. Naidoo received a diploma in Management Information Systems from the South African Institute of Management, bachelor’s degrees in Information Systems and in Economics from the University of South Africa, and a J.D. from the John Marshall Law School (now the University of Illinois Chicago School of Law). She is admitted to practice law in Illinois and Washington, D.C.

Qualifications

We believe that Ms. Naidoo’s qualifications to serve on the Board include her expertise in cybersecurity and digital innovation, which is particularly relevant to our digital assets business, her legal acumen and her experience serving on public company boards of directors.

Age 60	Director since June 2023
Committees • Nominating and Governance (Chair) • Audit • Technology Strategy

Win Neuger

Win Neuger is an independent investor and consultant. From July 2014 until June 2015, he served as Chairman of EcoAlpha Asset Management LLC, a private investment management company focused on investing in companies providing solutions to the global problems of burdened resources. From March 2012 until January 2013, he served as Vice Chairman of the Board of Directors of PineBridge Investments, an independent asset manager offering investment opportunities in emerging and developed markets, and from March 2010 to March 2012, he served as its Chief Executive Officer and Chair of the Executive Committee. From January 2009 to March 2010, Mr. Neuger served as Executive Vice President of American International Group (“AIG”), an international insurance organization serving commercial, institutional and individual customers, as well as Chairman and Chief Executive Officer of AIG Investments, AIG’s asset management company. Prior to January 2009, in addition to these positions, he also served as Chief Investment Officer of AIG. Prior to AIG, Mr. Neuger served as both Managing Director, Fixed Income and, subsequently, as Managing Director, Global Equities at Bankers Trust Company. Before Bankers Trust, he was Chief Investment Officer at Western Asset Management. He also served as Head of Fixed Income at Northwestern National Bank. Mr. Neuger previously served on our Board of Directors from January 2007 to December 2009. He currently serves as Chairman of the Board of Neuger Communications Group, a private strategic marketing communications and public relations firm. Mr. Neuger received his A.B. from Dartmouth College and an M.B.A. from the Amos Tuck Graduate School of Business.

Qualifications

We believe that Mr. Neuger’s qualifications to serve on the Board include his familiarity with our business model and his years of experience in senior management positions in the asset management industry.

Age 75	Director since July 2013
Committees • Compensation

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Proposal 1

Tonia Pankopf

Tonia Pankopf is Managing Partner of Pareto Advisors, LLC, a consulting firm providing capital investment, financial and strategic advisory services since 2005. She brings more than 30 years of investment experience researching and valuing corporate securities and managing capital market transactions for domestic and international public and private companies. Ms. Pankopf served on the Board of Directors of 180 Degree Capital Corp. (NASDAQ: TURN), a registered closed-end investment management company, from August 2020 to May 2023. From November 2012 to November 2022, she served as a director of Landec Corporation (formerly NASDAQ: LNDC) (n/k/a Lifecore Biomedical, Inc.), a fully integrated contract development and manufacturing organization in the pharmaceutical industry. From November 2003 to July 2017, Ms. Pankopf served on the Board of Directors of Oxford Square Capital Corporation (NASDAQ: OXSQ) (formerly TICC Capital Corporation), a registered closed-end investment management company. Earlier in her career, Ms. Pankopf held Vice President and Senior Equity Analyst positions at Goldman Sachs & Co. and Merrill Lynch & Co. From 2003 to 2005, Ms. Pankopf served as Managing Director of Palladio Capital Management, an investment advisory firm, and prior to that, she held roles in hedge fund portfolio management at P.A.W. Capital Partners, L.P., an investment advisory firm, from 2001 to 2003. Ms. Pankopf also previously served on the Board of Directors of the University System of Maryland Foundation, from 2006 to 2012. Ms. Pankopf is a NACD Board Leadership Fellow and long-time member of the National Association of Corporate Directors. She received a B.A. summa cum laude from the University of Maryland and a M.S. from the London School of Economics.

Qualifications

We believe that Ms. Pankopf’s qualifications to serve on the Board include her extensive experience as an investment manager and strategic financial advisor, as well as her decades of public company board service, which includes investment funds, and corporate governance experience.

Age 57	Director since June 2023
Committees • Audit • Nominating and Governance

Jonathan Steinberg

Jonathan Steinberg founded WisdomTree and has served as Chief Executive Officer since October 1988 and as President from August 2012 to September 2019. He has been a member of the Board of Directors since October 1988, serving as Chair of the Board from October 1988 to November 2004. Mr. Steinberg is responsible for the creation and development of WisdomTree’s proprietary index methodology. He also served as Editor-in-Chief of Individual Investor and Ticker, two magazines formerly published by the Company. Prior to founding WisdomTree, Mr. Steinberg was employed as an analyst in the Mergers and Acquisitions Department of Bear, Stearns & Co. Inc., an investment banking firm, from 1986 to 1988. He is the author of Midas Investing, published by Times Books, a division of Random House, Inc., in 1996. Since May 2022, Mr. Steinberg has served on the Board of Directors of Fnality International Limited, a financial technology firm based in the United Kingdom. He received the EY Entrepreneur of the Year 2015 New York Award and the ETF.com Lifetime Achievement Award for 2015. Mr. Steinberg is a frequent speaker at conferences on topics related to digital assets and blockchain-enabled finance and has appeared on CNBC, Bloomberg and Fox Business on numerous occasions. He attended The Wharton School of Business at the University of Pennsylvania.

Qualifications

We believe Mr. Steinberg’s qualifications to serve on the Board include his extensive knowledge of our business, his experience in founding and developing our fundamentally weighted index methodology, as well as his corporate and strategic vision, which provide strategic guidance to the Board. As our Chief Executive Officer, Mr. Steinberg provides essential insight and guidance to the Board from a management perspective.

Age 60	Director since October 1988
Committees • None

Required Vote

The directors must be elected by the affirmative vote of a majority of votes cast. Abstentions and broker non-votes, if any, will have no effect on the election of the directors.

The Board of Directors unanimously recommends that you vote “FOR” each of the Above-Mentioned Nominees (Proposal No. 1 on your Proxy Card)

22     WisdomTree, Inc. | 2025 Proxy Statement

Proposal 1

Executive Officers

Bryan Edmiston, 49, has served as Chief Financial Officer since June 2021. Previously, he served as Chief Accounting Officer from April 2018 to May 2021 and as Director – Financial Reporting and Accounting Policy from September 2016 to May 2021. Prior to WisdomTree, Mr. Edmiston joined Gleacher & Company, Inc. as a Managing Director responsible for Accounting Policy and SEC Reporting in December 2009. From August 2011 to September 2016, he served as Controller and Principal Accounting Officer of Gleacher. Mr. Edmiston was also a Senior Manager within the Banking & Capital Markets Assurance Practice at PricewaterhouseCoopers LLP, having been employed there from September 1997 to December 2009 while servicing a number of clients in the financial services industry. He received a B.B.A. in Accounting from Pace University and is a Certified Public Accountant.

Marci Frankenthaler, 56, has served as Chief Legal Officer and Secretary since April 2019. She served as Deputy General Counsel from January 2018 to March 2019, and as Director of Business and Legal Affairs, Associate General Counsel from July 2014 to December 2017. From June 2008 to June 2014, Ms. Frankenthaler was General Counsel of Frederick’s of Hollywood Group Inc., a specialty retailer that she helped to take public and then private. Prior to that, Ms. Frankenthaler was a partner in the Corporate and Securities department of Graubard Miller, which served as our primary corporate counsel from 1991 to 2007, and was employed at that firm beginning in 1994. Ms. Frankenthaler received her B.A., with honors, in Psychology with a concentration in Human Resources from Binghamton University and her J.D. from Benjamin N. Cardozo School of Law, where she served as Executive Editor of the Cardozo Law Review.

R. Jarrett Lilien, 63, has served as President and Chief Operating Officer since September 2019. From November 2017 to September 2019, he served as Executive Vice President and Head of Emerging Technologies. From November 2008 to December 2017, Mr. Lilien was a member of the Board of Directors and served on the Audit, Compensation and Nominating and Governance Committees. Until November 2017, Mr. Lilien was the Managing Partner of Bendigo Partners, LLC, a financial services focused venture capital investing and advisory services firm he founded in 2008. From September 2012 to July 2014, Mr. Lilien served as the Chief Executive Officer of Kapitall Inc., an online investing platform. From 2003 to 2008, he served as President and Chief Operating Officer of E*TRADE Financial Corporation. In this role, he was responsible for the tactical execution of all of E*TRADE’s global business strategies. Previously, he served as the President and Chief Brokerage Officer at E*TRADE Securities. In this capacity, Mr. Lilien reorganized the business, adding new product lines and providing innovative brokerage capabilities to its retail, institutional and corporate clients around the world. With experience in more than 40 global markets, he was instrumental in developing a flexible infrastructure for E*TRADE’s brokerage units designed to provide retail and institutional clients with seamless execution, clearing and settlement. Prior to joining E*TRADE, Mr. Lilien spent 10 years as Chief Executive Officer at TIR (Holdings) Limited, a global institutional broker, which E*TRADE acquired in 1999. Mr. Lilien currently serves as Chair of the Board of Directors of the Jazz Foundation of America, Chair of the Board of Directors of Barton Mines Corporation, and as Treasurer of Baryshnikov Arts. He served as a member of the Board of Directors of Investment Technology Group, Inc. (NYSE: ITG), an independent execution broker and research provider, from April 2015 until its acquisition by Virtu Financial, Inc. in March 2019, and served as interim Chief Executive Officer from August 2015 until January 2016. Mr. Lilien received his B.A. in Economics from the University of Vermont.

Alexis Marinof, 50, has served as Chief Executive Officer, Europe since February 2025 and as Head of WisdomTree Europe from August 2019 to February 2025. He joined WisdomTree Europe in July 2017 as Head of European Distribution, a position he held until April 2018 when he was appointed Chief Operating Officer to oversee the integration of ETF Securities and build out WisdomTree’s multi-product European ETP business. Prior to that, he held various positions at State Street Global Advisors, including as EMEA Head of SPDR ETFs (April 2013 – November 2016), EMEA Distribution Chief Operating Officer (October 2013 – September 2015), Head of Middle East and Africa (February 2008 – April 2013) and Head of the Nordic Region (January 2006 – January 2008). Mr. Marinof received a five-year degree in Finance and Business Management “Ingénieur Commercial et de Gestion” from the Université Catholique de Louvain-La-Neuve IAG Louvain School of Management in Belgium.

William Peck, 35, has served as Head of Digital Assets since October 2021. In this role, he oversees digital asset initiatives. From February 2020 to October 2021, he served as Head of Strategy and Emerging Technologies, where he was responsible for oversight of corporate development and other strategic initiatives, including investments in

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Proposal 1

emerging technologies. From September 2014 to January 2020, he held various positions on our Strategy team, including Senior Analyst, Senior Associate and Director. From July 2012 to July 2014, Mr. Peck worked as an Investment Banking Analyst for Bank of America Merrill Lynch covering a range of financial services companies. He received an A.B. in Government, cum laude, from Harvard University.

Jonathan Steinberg, our Chief Executive Officer and a member of the Board, is also an executive officer. His biographical information is set forth above in the description of the members of our Board.

David Yates, 45, has served as Chief Information Officer since April 2015. He is responsible for WisdomTree’s global technology infrastructure, cybersecurity, information management and software engineering. He previously worked at McKinsey & Company from October 2009 to March 2015, most recently as an Associate Principal, advising investment management and insurance clients on a range of strategic technology and operations issues. He pioneered McKinsey’s advanced analytics approach for the insurance industry, laying the foundation for new engagement models and product offerings. He also co-led McKinsey’s IT Sourcing Practice in the Americas, where he was responsible for sharing expertise with clients during sales and procurement situations, creating industry-shaping content on sourcing, and training expert practitioners within the firm. From March 2005 to July 2007, he worked at Accenture plc, where he led multinational technology delivery programs in the capital markets space, including the design and implementation of the London Stock Exchange’s equity trading platform. Prior to that, he held technology roles at the Bank of England. Mr. Yates received his B.S. in Mathematics and Economics with First Class Honours from the London School of Economics and Political Science, an M.S. in Computing Science with Distinction from Imperial College London and an M.B.A. from MIT Sloan School of Management.

Peter M. Ziemba, 67, has served as Senior Advisor to the CEO and Chief Administrative Officer since January 2018. He served as Executive Vice President – Business and Legal Affairs from January 2008 to December 2017 and Chief Legal Officer from March 2011 to December 2017. From April 2007 to March 2011, Mr. Ziemba served as General Counsel. Prior to joining WisdomTree, Mr. Ziemba was a partner in the Corporate and Securities department of Graubard Miller, which served as our primary corporate counsel from 1991 to 2007, and was employed at that firm beginning in 1982. Mr. Ziemba is Co-Chairperson of the Advisory Board of WFUV.org, an NPR-affiliated FM radio station in New York. He received his B.A. in History with university honors from Binghamton University and his J.D., cum laude, from Benjamin N. Cardozo School of Law. Mr. Ziemba served as a director of WisdomTree from 1996 to 2003.

24     WisdomTree, Inc. | 2025 Proxy Statement

Corporate Governance

Board Composition

Our Board currently consists of nine members who serve for one-year terms until the election and qualification of successor directors at the Annual Meeting.

The number of our directors is fixed from time to time by a resolution adopted by our Board pursuant to our Amended and Restated Certificate of Incorporation, as amended, and by-laws.

Director Criteria, Qualifications and Experience

We are committed to diversified Board membership and seek directors who have high personal and professional integrity, judgment and ability. Our Nominating and Governance Committee is responsible for recommending criteria and qualifications for Board membership, identifying and evaluating potential director candidates and recommending to the Board those candidates to be nominated for election to, or fill vacancies on, the Board.

The Nominating and Governance Committee seeks to identify director candidates who satisfy the criteria set forth in the director candidate guidelines included in the Nominating and Governance Committee’s charter. Candidates are selected for, among other things, their knowledge, skills, abilities, independence, character, diversity of background and experience (inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation), demonstrated leadership and experience useful to the oversight of our business in the context of the needs of the Board.

As provided in our corporate governance guidelines, when searching for new directors, as part of its regular process, the Nominating and Governance Committee will actively seek out highly qualified candidates and ensure diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation, in the pool of candidates to be considered by the Nominating and Governance Committee for recommendation to the Board.

Our Nominating and Governance Committee’s priority is to identify candidates who will further the interests of our stockholders through their established record of professional accomplishments, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our business strategy.

Board Meetings

During 2024, the Board held 13 meetings and acted by unanimous written consent on four occasions. Each director attended at least 75% of all Board meetings and meetings of the Board committees on which the director serves. Our policy is for all of our directors to attend our annual meeting of stockholders. All of our directors attended our 2024 annual meeting of stockholders.

Board Independence

NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board has determined that all of our directors are independent under the NYSE listing standards other than Mr. Steinberg, our Chief Executive Officer. Under our corporate governance guidelines, directors are required to promptly inform the chair of the Nominating and Governance Committee if the director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the NYSE rules.

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Corporate Governance

Board Leadership Structure

The Board has chosen to separate the roles of chair of the Board and chief executive officer. Jonathan Steinberg is our Chief Executive Officer and Smita Conjeevaram is our non-executive, independent Chair of the Board. We believe that separating these positions is optimal because it allows Mr. Steinberg to focus on our day-to-day business, while allowing Ms. Conjeevaram to focus on Board leadership in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the chief executive officer is required to devote to his position, as well as the commitment required to serve as our chair of the Board. While our by-laws and corporate governance guidelines do not require that our chair of the Board and chief executive officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance. Our corporate governance guidelines provide that if the offices of the chair of the Board and chief executive officer are combined, the Board will appoint either a non-executive chair or a lead independent director.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and as updated from time to time. Management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board’s role in overseeing the management of our risks is conducted primarily through Board committees, as described in the descriptions of each of the committees below and in their respective charters. The Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chair of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. For example, the Audit Committee is responsible for overseeing our cybersecurity risk management and cybersecurity policies and procedures, and the chair of the committee reports to the full Board regarding our cybersecurity risk management. This enables our Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Committees

Our Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which operates pursuant to a written charter adopted by our Board. In January 2025, the Board established a Technology Strategy Committee and adopted its charter in February 2025. As provided in the respective charters, each committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. During 2024, each of the Audit Committee, Compensation Committee and the Nominating and Governance Committee reviewed its respective charter. The Nominating and Governance Committee updated the cadence from quarterly to annually to review the Company’s human rights policy and environmental, social and governance matters and recommendations regarding relevant public reporting on such matters to align with annual updates to our Corporate Responsibility Report. Charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Technology Strategy Committee are available on our investor relations website at https://ir.wisdomtree.com/corporate-governance/governance-documents. Committee membership is limited to independent directors as defined under the listing standards of the NYSE. Audit Committee members also must meet the independence standards adopted by the SEC. Our Board may from time to time establish other committees. For example, in 2025, the Board established the Technology Strategy Committee to oversee matters related to emerging technologies, including artificial intelligence (AI) and financial technology.

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Corporate Governance

Our corporate governance guidelines provide that each independent director is expected, but not required, to serve on at least one committee. A director also may serve on more than one committee.

Audit Committee

Committee Responsibilities:

•  oversee our accounting and financial reporting processes and the audits of our financial statements;

•  approve audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•  establish policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•  monitor, report to and review with the Board matters related to the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•  monitor the design and implementation of our internal audit function;

•  review all related person transactions for potential conflict of interest situations and approve such transactions;

•  take, or recommend that the Board take, appropriate action to oversee the qualifications, independence and performance of our independent auditor; and

•  discuss with management our major financial and business risk exposures, including operational, regulatory, technology, cybersecurity, data privacy and other data-related risks, and steps taken to monitor and control such exposures.

Members:

•  Lynn S. Blake, Chair*

•  Anthony Bossone*

•  Shamla Naidoo

•  Tonia Pankopf*

Mses. Naidoo and Pankopf joined the committee in October 2024. Mses. Delorier and Mielke ceased to serve as members of the committee in January 2025.

*   Designated as an “audit committee financial expert” as defined under the applicable rules of the SEC.

Number of Meetings in 2024: 8 Action by Unanimous Consent in 2024: 0
Compensation Committee

Committee Responsibilities:

•  oversee the administration of our compensation programs;

•  review and discuss with the Board corporate succession plans for the CEO and our other key officers;

•  determine and approve the compensation of our CEO;

•  approve the compensation of the non-CEO executive officers and certain other senior employees;

•  review and make recommendations to the Board with respect to directors’ compensation;

•  exercise sole authority to retain, terminate and approve the compensation of any compensation consultants or other compensation advisers and determine the nature and scope of their assignments; and

•  approve all discretionary bonuses for our employees, advisers and consultants.

Members:

•  Rilla Delorier, Chair

•  Lynn S. Blake

•  Anthony Bossone

•  Smita Conjeevaram

•  Win Neuger

Ms. Delorier joined the committee in October 2024 and replaced Ms. Conjeevaram as Chair in January 2025. Ms. Naidoo ceased to serve as a member of the committee in January 2025.

Number of Meetings in 2024: 5 Action by Unanimous Consent in 2024: 1

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Corporate Governance
Nominating and Governance Committee

Committee Responsibilities:

•  recommend criteria and qualifications for Board membership, which includes considering diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation;

•  identify and evaluate candidates for nomination for election to the Board or to fill Board vacancies;

•  recommend that the Board select the director nominees for election at each annual meeting of stockholders;

•  review the policy regarding the consideration of director candidates recommended by stockholders;

•  review all stockholder nominations submitted to us;

•  review, and recommend any changes to, our corporate governance guidelines;

•  obtain directors’ comments on, and report to the Board with, an assessment of the performance of the Board and its members and committees; and

•  review and provide oversight and recommendations with respect to, our strategy, initiatives and policies concerning corporate responsibility.

Members:

•  Shamla Naidoo, Chair

•  Rilla Delorier

•  Daniela Mielke

•  Tonia Pankopf

Ms. Naidoo joined the committee in January 2024 and Ms. Delorier joined the committee in January 2025. Mses. Blake and Conjeevaram ceased to serve as members of the committee in January 2025.

Number of Meetings in 2024: 4 Action by Unanimous Consent in 2024: 0
Technology Strategy Committee

Committee Responsibilities:

•  provide perspectives to the Board on new technology products and our use of AI;

•  offer independent perspectives regarding emerging technology initiatives, ensuring alignment with our long-term strategy, regulatory requirements and risk profile;

•  advise on key emerging technology trends, including AI, blockchain and digital assets, to enhance the Board’s ability to evaluate strategic opportunities and risks; and

•  propose relevant Board training and education.

Members: • Daniela Mielke, Chair • Rilla Delorier • Shamla Naidoo Newly formed committee in January 2025.

Compensation Committee Interlocks and Insider Participation

Messrs. Bossone and Neuger and Mses. Blake, Conjeevaram, Delorier and Naidoo served as members of the Compensation Committee during 2024. None of the members of the Compensation Committee was an officer or employee of ours during 2024 or has ever served as one of our officers and none had any relationship with us or any of our subsidiaries during 2024 that would be required to be disclosed as a transaction with a related person.

None of our executive officers has served on the board of directors or compensation committee of another company (or other board committee performing equivalent functions) at any time during which an executive officer of such other company served on our Board or Compensation Committee.

28     WisdomTree, Inc. | 2025 Proxy Statement

Corporate Governance

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to promote the effective functioning of the Board and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters including the role and structure of the Board, the selection, qualifications and continuing education of Board members, Board meetings, non-employee director executive sessions, director service on other boards, Board committees, management review and succession planning, non-employee director compensation and Board and committee evaluations.

The corporate governance guidelines provide that when searching for new directors, the Nominating and Governance Committee, as part of its regular process, will actively seek out highly qualified candidates and ensure diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation, in the pool of candidates to be considered by the Nominating and Governance Committee for recommendation to the Board. In 2024, the corporate governance guidelines were amended to provide that (i) directors must receive approval from the Chair of the Board before accepting an invitation to serve, or being publicly reflected as a nominee to serve, on the board of another public company and (ii) without specific approval from the Board, (a) a director may not serve on more than four public company boards (including our Board), (b) a director who also serves as our CEO or other executive officer may not serve on more than two public company boards (including our Board) and (c) a member of the Audit Committee may not serve on the audit committees of more than three public companies (including our Audit Committee). The corporate governance guidelines are available on our investor relations website at https://ir.wisdomtree.com/corporate-governance/governance-documents.

Board and Committee Self-Assessments

The Board conducts an annual self-assessment to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee receives comments from all directors and executive officers and reports annually to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to WisdomTree and specifically focuses on areas in which the Board or management believes that the Board could improve. Management implements action plans based on directors’ feedback and reports to the Board on the implementation of those plans in order to ensure continuous improvement.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our investor relations website at https://ir.wisdomtree.com/corporate-governance/governance-documents. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines, which require executive officers and non-employee directors to maintain an ongoing ownership position in our common stock while providing them with flexibility in personal financial planning.

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Corporate Governance

On each annual measurement date (determined by the Board to be November 30th), the dollar value of the base amounts set forth below is converted into the number of shares required to be held to meet the guidelines until the next November 30th.

Position	Base Amount
Chief Executive Officer	6X Base Salary
All other executive officers	3X Base Salary
Non-employee directors	5X Base Retainer

Shares of common stock owned by the executive officer or non-employee director directly, jointly or indirectly by a trust, partnership, limited liability company or other entity for the benefit of the executive officer or non-employee director, count toward satisfaction of the guidelines, as well as 50% of unvested restricted stock awards and restricted stock unit awards subject to time vesting issued under our equity incentive plans. Stock options (both vested and unvested) and unearned performance-based restricted stock unit awards do not count toward satisfaction of the guidelines.

If an executive officer or non-employee director does not meet the guidelines on November 30th, he or she will not be permitted to sell or otherwise dispose of our common stock (except for (i) 50% of time-based restricted stock awards and time-based and performance-based restricted stock unit awards as they vest to cover taxes and (ii) up to 50% of the shares of common stock issuable upon the exercise of stock options to cover the exercise price and taxes) until the next November 30th, and then only to the extent that their remaining holdings do not fall below the applicable requirement. The Compensation Committee has the authority to grant waivers on a case-by-case basis.

As of November 30, 2024, all of our executive officers and non-employee directors serving in such role on such date met the guidelines other than David Yates, Lynn S. Blake, Rilla Delorier, Daniela Mielke, Shamla Naidoo and Tonia Pankopf. Only within the last three years has Mr. Yates been an executive officer, and Mses. Blake, Delorier, Mielke, Naidoo and Pankopf joined the Board. Additional detail regarding ownership of our common stock by our executive officers and non-employee directors as of the record date is included in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters – Stock Ownership Table.”

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale and/or other transactions in our securities by our directors, executive officers, employees and consultants who in the ordinary course of their duties have access to WisdomTree’s material nonpublic information. We believe the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. With regard to WisdomTree trading in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Policy Prohibiting Short Sales, Derivatives Trading, Hedging and Pledging

Our insider trading policy applies to directors, executive officers, employees and consultants who in the ordinary course of their duties have access to WisdomTree’s material nonpublic information. The policy strictly prohibits these individuals from:

•  effecting “short sales” of our common stock;

•  trading in derivatives in our securities (such as put and call options);

•  engaging in any other hedging transaction relating to our securities; and

•  pledging shares of our common stock as collateral for a loan.

30     WisdomTree, Inc. | 2025 Proxy Statement

Corporate Governance

These individuals are also prohibited from holding shares of our common stock in margin accounts without prior Audit Committee approval.

Compensation of Non-Employee Directors

Set forth below are the compensation terms for the non-employee members of the Board in effect in 2024 as approved by the Board:

Board Service
Annual Cash Retainer(1)	$100,000
Annual Restricted Stock or Deferred Restricted Stock Unit Award(2)	$100,000
Chair of the Board Cash Retainer	$110,000
Committee Service(1)	Chair	Member
Audit	$25,000	$12,500
Compensation	$40,000	$15,000
Nominating and Governance	$15,000	$ 7,500
Annual Meeting(3)	$12,500	$ 7,500
Technology Strategy(4)	$15,000	$ 7,500

(1)     Annual cash retainers for Board and committee service are paid quarterly based on service during the prior quarter.

(2)     Annual equity award under the 2022 Equity Plan consisting of restricted stock and/or, at the non-employee directors’ election, deferred restricted stock units (“DRSUs”) issued pursuant to the Non-Employee Directors’ Deferred Compensation Program. The restricted stock or DRSUs are granted at the first Board meeting that occurs after the annual meeting of stockholders each year to all non-employee directors serving on that date and vest one year from the grant date, subject to certain exceptions. The award is valued at $100,000 on the grant date based on the closing price of our common stock on the grant date. The shares of common stock underlying the DRSUs are payable on a one-for-one basis, upon the earliest of (i) a date determined by the director (if any) in advance, (ii) a “separation from service” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and (iii) a Sale Event (as defined in the 2022 Equity Plan), so long as such Sale Event also constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company (as such terms are defined in Section 409A of the Code). A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the annual award.

(3)     The Annual Meeting Committee was established in 2023 to manage all aspects of the Company’s annual meeting of stockholders, including matters related to a contested election of directors.

(4)     The Technology Strategy Committee was established in January 2025 to assist the Board in overseeing matters related to emerging technologies, including artificial intelligence and financial technology. No payments were made to Board members in 2024 with respect to this committee.

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Corporate Governance

The following table sets forth compensation paid to our non-employee directors in 2024. All of our directors are reimbursed for out-of-pocket expenses for attending meetings. Directors who are also employees of WisdomTree are not entitled to any compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Lynn S. Blake	154,002	99,997(2)	253,999
Anthony Bossone	127,500	99,997(2)	227,497
Smita Conjeevaram	149,085	99,997(2)	249,082
Rilla Delorier	111,430	99,997(3)	211,427
Daniela Mielke	120,000	99,997(2)	219,997
Shamla Naidoo	124,925	99,997(3)	224,922
Win Neuger	245,355	99,997(3)	345,352
Tonia Pankopf	115,000	99,997(3)	214,997

(1)     Represents the grant date fair value of shares of restricted stock and DRSUs granted to the non-employee directors in 2024, computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standard Codification (“ASC”), Topic 718.

(2)     Represents the grant date fair value of 10,152 DRSUs awarded on June 12, 2024. As of December 31, 2024, Ms. Blake, Mr. Bossone, Ms. Conjeevaram and Ms. Mielke held 10,152 unvested DRSUs.

(3)     Represents the grant date fair value of 10,152 shares of restricted stock awarded on June 12, 2024. As of December 31, 2024, Ms. Blake, Mr. Bossone, Ms. Conjeevaram and Ms. Mielke held 10,152 unvested DRSUs.

32     WisdomTree, Inc. | 2025 Proxy Statement

Proposal 2

Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Ernst & Young LLP acted as our independent registered public accounting firm for the year ended December 31, 2024. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Our organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We request such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Principal Accounting Fees and Services

The following table sets forth the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP during the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Audit Fees(1)	$1,904	$1,586
Audit-Related Fees(2)	49	48
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,953	$1,634

(1)     Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our statutory and regulatory filings, audit of our internal controls over financial reporting, audits of the financial statements of certain consolidated subsidiaries, issuance of comfort letters and fees related to monthly attestation services provided in connection with other regulatory filings for which we have engaged Ernst & Young LLP.

(2)     Fees related to the audits of our employee benefit plan during the years ended December 31, 2024 and 2023.

In addition to the services described above, Ernst & Young LLP provides audit and tax compliance services to certain ETPs for which certain of the Company’s subsidiaries or affiliated entities serve as the sponsor and investment adviser or manager. The governing bodies of these ETPs make their own determinations as to the selection of their audit firms and approval of any fees paid to such firms. All of the fees for such services are paid by these ETPs, not by the Company, and are not included in the table above.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves each audit and non-audit service rendered by Ernst & Young LLP to us, including the fees and terms thereof. The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting pursuant to the Audit Committee Charter. In accordance with this policy, the Audit Committee pre-approved all fees described above before services were rendered.

WisdomTree, Inc. | 2025 Proxy Statement   33

Proposal 2

Required Vote

The affirmative vote of a majority of votes cast is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board of Directors unanimously recommends that you vote “FOR” the Ratification of the Appointment of Ernst & Young LLP

As Our Independent Registered Public Accounting Firm

(Proposal No. 2 on your Proxy Card)

34   WisdomTree, Inc. | 2025 Proxy Statement

Audit Committee Report

The Audit Committee of the Board has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2024 and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP the written disclosures and other communications required under Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard 1301, Communications with Audit Committees, including among other things, the following:

•  methods to account for significant unusual transactions;

•  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•  the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•  disagreements with management regarding financial accounting and reporting matters and audit procedures.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young LLP their independence from the Company.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Members of the Audit Committee*
Lynn S. Blake (Chair)	Anthony Bossone	Shamla Naidoo	Tonia Pankopf

*     Mses. Naidoo and Pankopf joined the Audit Committee in October 2024. Mses. Delorier and Mielke ceased to serve as members of the Audit Committee in January 2025.

WisdomTree, Inc. | 2025 Proxy Statement   35

Proposal 3

Vote on an Advisory Resolution to Approve the Compensation of Our Named Executive Officers

The Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, the Board is providing our stockholders with an opportunity to vote on an advisory resolution to approve the compensation of our named executive officers.

As described in the section titled “Executive Compensation – Compensation Discussion and Analysis,” we have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

For the reasons discussed above, the Board unanimously recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2025 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation related tables and disclosure.”

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of this vote. However, the Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of this vote when considering future executive compensation policies. The Board has adopted a policy providing for an annual say-on-pay vote. Unless the Board modifies this policy, the next say-on-pay vote will be held at our next annual stockholders meeting in 2026.

Required Vote

The affirmative vote of a majority of votes cast is necessary for the approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board of Directors unanimously recommends that you vote “FOR” the Advisory Resolution to Approve the Compensation of Our Named Executive Officers (Proposal No. 3 on your Proxy Card)

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Executive Compensation

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee of the Board of WisdomTree has reviewed and discussed with management the information contained in the “Compensation Discussion and Analysis” section of this proxy statement for the fiscal year ended December 31, 2024. Based upon that review and discussion, the Compensation Committee has recommended to the Board that the information set forth below under the heading “Compensation Discussion and Analysis” be included in this proxy statement.

Members of the Compensation Committee*
Rilla Delorier (Chair)	Lynn S. Blake	Anthony Bossone	Smita Conjeevaram	Win Neuger

*         Ms. Delorier joined the Compensation Committee in October 2024 and replaced Ms. Conjeevaram as Chair in January 2025. Ms. Naidoo ceased to serve as a member of the Compensation Committee in January 2025.

WisdomTree, Inc. | 2025 Proxy Statement   37

Executive Compensation

Introduction

This Compensation Discussion and Analysis describes the comprehensive information regarding our compensation programs and policies for our CEO, our CFO and the next three highest compensated executive officers for the year ended December 31, 2024. We collectively refer to these executive officers as the named executive officers (“NEOs”).

Name	Title
Jonathan Steinberg	Chief Executive Officer (“CEO” or “PEO”)
Bryan Edmiston	Chief Financial Officer (“CFO”)
Marci Frankenthaler	Chief Legal Officer (“CLO”)
R. Jarrett Lilien	President and Chief Operating Officer (“COO”)
Alexis Marinof	Chief Executive Officer, Europe (“CEOE”)

We believe that we provide a competitive total compensation opportunity for our NEOs through a combination of base salary, cash incentive bonuses, equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains the following:

•  our compensation philosophy and objectives;

•  our compensation process, including the roles our Compensation Committee, management and compensation consultant serve in the process;

•  our policies and practices with respect to each compensation element; and

•  our 2024 compensation results.

Consideration of Results of Say-on-Pay Vote

Each year, we provide our stockholders with the opportunity to cast an advisory vote on compensation paid to our NEOs (“say-on-pay”). At the 2024 annual meeting of stockholders, our say-on-pay proposal received support from stockholders, with approximately 88% of the shares voted casting a vote in favor of the proposal. We regularly engage with our stockholders on a variety of business matters and are committed to continuously evaluating our executive compensation program in light of feedback received from stockholders and ensuring that our executive compensation disclosures are transparent and our executive compensation programs align the interests of our executive officers with those of our stockholders. The Compensation Committee considered the outcome of stockholder engagement, as well as the results of the stockholders’ advisory vote at our 2024 annual meeting, and, in light of the strong support for our compensation programs evidenced by our say-on-pay results, decided to maintain our general approach to executive compensation. However, we adjusted the weightings of our performance metrics, placing greater emphasis on the financial metrics to further align our performance-based compensation plan and our ability to pay. The financial metrics for 2024 were weighted 75.0%, as compared to 56.25% in the prior year.

Executive Summary

Business Overview

Our business continues to build positive momentum as we advance our long-term strategic initiatives. We closed 2024 with AUM of $109.8 billion, a year-over-year increase of 9.6%, a testament to the resilience of our business model and the strength of our product offering. Through disciplined execution and strategic management, we achieved record revenues and continued expanding our operating margins. For the year ended December 31, 2024, our revenues and operating income increased 22.5% and 56.9%, respectively, compared to the prior year, supported by scale efficiencies and effective cost control, delivering 700 basis points of operating margin expansion. This growth, along with recent strategic actions such as the retirement of our gold royalty obligation in 2023 and our repurchase of the Series A Preferred Stock from ETFS Capital in 2024, has meaningfully enhanced earnings per share.

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Executive Compensation

Our models strategy, offered through our Portfolio Solutions program, remains a strong growth driver, with our model portfolios accessible across a number of platforms. This program provides advisors with customized evaluations, a suite of off-the-shelf models, and Shared CIO services, where advisors collaborate with our model investment team to co-manage portfolios for their clients, with options for advisors to delegate trading, rebalancing and tax optimization tasks leveraging third-party service providers or platforms, providing flexibility and strategic alignment. We continue to expand our reach with new clients and deepen partnerships with platforms such as Merrill Lynch, LPL Financial, UBS, Charles Schwab, Envestnet, Adhesion and others. The number of advisors utilizing at least one of our models surpassed 2,500, reflecting steady progress as we build deeper relationships, improve asset retention and create more stable, higher-quality revenue streams with significant growth potential.

Beyond traditional ETPs, we are diversifying into blockchain and digital assets. Our blockchain-native wallet, WisdomTree Prime, provides direct-to-consumer access to digital assets including bitcoin, ether, tokenized gold, U.S. dollar tokens and 13 Digital Funds, while also enabling spending functionality through a co-branded debit card. WisdomTree Connect supports institutional clients by offering direct access to our Digital Funds via self-hosted wallet or third-party custodial wallets. Our focus on “responsible DeFi” ensures our offerings meet regulatory standards while delivering transparency, choice and inclusivity. This expansion into digital assets complements our core strengths, will diversify our revenue streams and contribute further to our growth.

We remain committed to our long-term growth strategy, anticipating that organic inflows and AUM growth will continue to drive margin expansion and performance. Additionally, we believe our investments in digital assets are positioned to deliver further value for our stockholders over time. Our recent achievements and strong performance were reflected in our stock price performance in relation to our peers. As described in the subsection titled “2024 Incentive Compensation Program and Results,” our TSR ranking was 3rd among a peer group of 13 publicly-traded asset managers, including WisdomTree, while our stock price was up over 50% during 2024.

In addition, 2024 was an important year for our WisdomTree team. In the U.S., we were named a “Best Places to Work in Money Management” by Pensions & Investments for the fifth consecutive year and eighth year since the award was created. We ranked second within the category of firms with 100-499 employees, the third consecutive year earning a ranking among the top five employers. In the U.K., we were also named a “Best Workplace” for medium-sized companies for the fifth consecutive year and a “Best Workplace for Women” for medium-sized companies for the second time by Great Place to Work. We achieved overall positive results from our 2024 global employee engagement survey, which we believe has contributed to our strong performance this year, as well as to our continued ability to attract and retain top talent, evidenced by our employee retention rate of 93.8% in 2024.

Compensation Overview

2024 Highlights. Actual quantitative performance of our incentive compensation pool was 118.1% of target, which was largely driven by our relative TSR ranking, revenues, operating income and operating margin performance. The Compensation Committee considered the many accomplishments achieved by the NEOs during 2024 when determining the qualitative payout. These achievements included the Company’s strong financial performance and operating results as described in the “Business Overview” above, and our stock price performance in relation to our peers. Other factors considered included the following:

•  Enhancements to certain arrangements with counterparties to our European ETPs generating meaningful recurring other revenues with minimal cost offsets.

•  Executing the repurchase of our Series A Preferred Stock from ETFS Capital along with repurchase of common stock in open market transactions, coupled with the successful refinancing of convertible notes maturing in 2028.

•  Ongoing traction in our models strategy, with the number of advisors utilizing at least one of our models surpassing 2,500.

•  Successful migration of custody, fund accounting, fund administration, ETF services and securitized lending to Bank of New York Mellon, which enhances strategic capabilities along with incremental cost savings.

WisdomTree, Inc. | 2025 Proxy Statement   39

Executive Compensation

•  Advancements in our digital assets business, including expanding the availability of WisdomTree Prime to 45 U.S. states and nearly 80% of the U.S. population, securing a charter from the New York State Department of Financial Services to operate as a limited purpose trust company under the New York Banking Law and the recent launch of our institutional platform, WisdomTree Connect, along with continuing enhancements to products and platform capabilities.

•  As previously mentioned above in “Business Overview,” being named a “Best Places to Work in Money Management” by Pensions & Investments in the U.S. for the fifth consecutive year and the eighth year since the award was created, as well as being named a “Best Workplace” for medium-sized companies for the fifth consecutive year in the U.K. and a “Best Workplace for Women” for medium-sized companies for the second time by Great Place to Work.

After taking into consideration these achievements and the Company’s overall performance, the Compensation Committee set the qualitative amount equal to quantitative performance. This resulted in a total incentive compensation pool approved by the Compensation Committee that was 118.1% of the target amount for 2024.

175%
150%
125%
100%
75%
50%
25%
0%
Percentage of Target
118.1%
118.1%
118.1%
Quantitative Performance
Qualitative Amount
Total Funding

Impact of Total Shareholder Return on NEO Compensation. A significant portion of our executive compensation program is linked to shareholder return, as follows:

•  relative TSR is a performance metric included in our performance-based incentive compensation program for our NEOs. The 2024 funded payout percentage for this performance metric was 200.0% of target. See “2024 Incentive Compensation Program and Results” below;

•  long-term incentive compensation is granted entirely in the form of equity, the value of which is explicitly linked to TSR, and is comprised of both restricted stock awards and relative TSR-based performance-based restricted stock units (“PRSUs”);

•  PRSUs granted for 2024 performance in January 2025 to our CEO and COO represent 50% of each of their respective long-term equity awards granted. PRSUs granted to our other NEOs represent 25% of each of their respective long-term equity awards granted; and

•  the payout on PRSUs that vested in January 2023, January 2024 and January 2025 was 76.92%, 200% and 200%, respectively, of the target number of PRSUs based on the TSR of our common stock relative to the respective TSRs of the members of the Traditional Asset Manager Peer Group (defined below), each measured over a three-year performance period, as determined by an independent valuation specialist. See “Components of Compensation – Performance Based Restricted Stock Units (PRSUs)” below.

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Executive Compensation

Our Compensation Philosophy and Objectives

Our compensation philosophy and objectives are primarily shaped by strategies targeted to achieve our long-term goals within the business environment in which we operate. We operate in a highly competitive and challenging business environment and we expect competition to continue and intensify. We directly compete with numerous other ETP sponsors and indirectly compete with other larger and multi-national traditional asset management companies. We compete on a number of factors, including the breadth and depth of our product offerings as well as the investment performance and fees of our ETPs.

Global competition in the digital assets industry is intensifying, with players ranging from established financial incumbents to early-stage financial technology providers. As mentioned above, we are expanding beyond our existing ETP business by introducing new revenue streams and diversifying our offerings to include our blockchain-native wallet, WisdomTree Prime, as well as WisdomTree Connect, which supports institutional clients by offering direct access to our Digital Funds via self-hosted wallet or third-party custodial wallets. Our focus on “responsible DeFi” ensures our offerings meet regulatory standards while delivering transparency, choice and inclusivity. This expansion into digital assets complements our core strengths, will diversify our revenue streams and contribute further to our growth.

We believe our long-term success depends on our ability to:

•  innovate and introduce new products through traditional ETPs;

•  grow organically by increasing our ETP inflows and generating strong after-fee performance track records;

•  successfully implement our strategy related to digital assets;

•  introduce new revenue streams and generate improved financial results; and

•  employ the industry’s most talented, professional and dedicated people at all levels.

The primary objectives of our compensation programs are to:

•  attract, retain and motivate our professional, dedicated and expert employees in the highly competitive asset management industry;

•  reward and retain employees whose knowledge, skills and performance are critical to our continued success;

•  align the interests of all of our employees with those of our stockholders by motivating them to increase stockholder value; and

•  motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.

Our compensation programs incorporate the best practices described in this proxy statement under the heading “Proxy Summary – Executive Compensation – Compensation Program Best Practices.” The following principles guide our compensation programs:

•  Pay-for-performance. Our compensation programs are designed to reward our employees for their individual performance as well as the Company’s performance. If an employee is a top-tier performer, the employee should receive higher rewards. Likewise, where individual performance and/or Company performance falls short of expectations, the programs should deliver lower levels of compensation. However, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in our performance, our programs should continue to ensure that our successful, high-achieving employees remain motivated and committed to us.

•  Every employee should be a stakeholder aligned with our stockholders. A key factor in our success has been and continues to be fostering an entrepreneurial culture where our employees act and think like our owners. As such, our compensation programs encourage equity ownership throughout our organization to align our employees’ interests with our stockholders. Accordingly, our equity awards are long-term in nature and our employees receive equity awards as part of their year-end compensation.

WisdomTree, Inc. | 2025 Proxy Statement   41

Executive Compensation

•  Higher levels of responsibility are reflected in compensation. Compensation is based on each employee’s level of job responsibility. As employees progress to higher levels in our organization, an increasing proportion of their pay is at risk and tied to our short- and long-term performance because they are more able to impact our results.

•  Competitive compensation levels. Our compensation programs reflect the value of the employee’s position in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•  Team approach. Our success has been based on the coordinated efforts of all our employees working towards common goals, not on the efforts of any one individual. As such, our compensation programs should be applied across the organization, accounting for differences in job responsibilities and marketplace considerations. Perquisites are rare and limited to those that are important to our employees’ ability to carry out their responsibilities safely and effectively.

•  Align with long-term success. Our compensation programs closely link equity incentive rewards to our long-term strategic priorities and successes and not to short-term excessive risk taking.

We believe we have designed competitive compensation packages that incorporate the above principles and ensure that our executive compensation is aligned with our corporate strategies and business objectives.

Components of Compensation

We have established the following components of compensation to satisfy our compensation objectives:

•  base salary;

•  incentive compensation, consisting of a combination of cash and long-term equity awards;

•  benefit programs; and

•  severance and change of control benefits for NEOs.

These components provide competitive compensation packages that recognize and reward individual contributions, ensure that executive compensation is aligned with corporate strategies and business objectives and promote the achievement of key strategic and operating performance measures.

Base Salary

We use base salary as a means of providing steady pay or a fixed source of compensation for our NEOs, allowing them a degree of certainty to attract and retain them. We did not make any adjustments to the NEOs’ base salaries in 2024 and base salaries for the NEOs remain the same as 2023 base salaries. While base salaries are an important component in the overall compensation package, we believe the majority of our NEOs’ compensation should be earned through performance-based cash incentives and equity awards.

Incentive Compensation

Incentive compensation consists of two components: cash and long-term equity awards.

Cash. The cash component of incentive compensation is used to motivate and reward our employees for achieving certain short-term operating, financial and other business goals as well as individual performance.

Long-Term Equity Awards. Because short-term performance does not by itself accurately reflect our overall performance or the return realized by our stockholders, we grant equity awards to our employees as a long-term incentive. We believe that providing equity ownership:

•  serves to align the interests of our employees with our stockholders by creating an ownership culture and a direct link between compensation and stockholder return;

•  creates a significant, long-term interest for our employees to contribute to our success;

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Executive Compensation

•  aids in the retention of employees in a highly competitive market for talent; and

•  allows employees to participate in our longer-term success through potential stock price appreciation.

In determining the appropriate mix of short-term and long-term incentive compensation to our executives and all of our employees, our Compensation Committee and management believe that employees with higher authority, responsibility and ability to significantly influence our growth and profitability should receive their incentive compensation more weighted towards long-term equity to further align their interest with our long-term success. As a result, incentive compensation paid to our CEO is most heavily weighted toward long-term equity incentives, followed by our COO, and then our other NEOs. Long-term equity awards consist of restricted stock and PRSU awards.

Restricted Stock

Restricted stock awards vest in equal annual installments over three years commencing on the first anniversary of the grant date. The number of shares of restricted stock granted to our NEOs was determined by dividing the dollar value of such awards by the closing price of our common stock on the grant date. Restricted stock awards granted for 2024 performance in January 2025 to our CEO and COO represent 50% of each of their respective long-term equity awards granted. Restricted stock awards granted to our other NEOs represent 75% of each of their respective long-term equity awards granted.

Performance Based Restricted Stock Units (PRSUs)

Awards of PRSUs cliff vest at the end of three years if certain pre-determined relative TSR levels are achieved. The number of PRSUs granted to our NEOs was determined by dividing the dollar value of such awards by the grant date fair market value of the PRSUs as determined by an independent valuation consultant. PRSUs granted for 2024 performance in January 2025 to our CEO and COO represent 50% of each of their respective long-term equity awards granted. PRSUs granted to our other NEOs represent 25% of each of their respective long-term equity awards granted.

While a target number of PRSUs is initially granted, the number of PRSUs that will ultimately be earned and vest is tied to how our TSR compares to a peer group of other publicly-traded asset managers over the three-year performance period and could range from 0% to 200% of the target number of PRSUs granted. We refer to this peer group as the “Traditional Asset Manager Peer Group,” which for the years ended December 31, 2024, 2023 and 2022, was comprised of the following companies that generally are covered by analysts who also provide coverage on our Company:

• AllianceBernstein Holding L.P. • Affiliated Managers Group, Inc. • Artisan Partners Asset Management Inc. • BlackRock, Inc. • BrightSphere Investment Group Inc. • Federated Hermes, Inc.	• Franklin Resources, Inc. • Invesco Ltd. • Janus Henderson Group plc • T. Rowe Price Group, Inc. • Victory Capital Holdings, Inc. • Virtus Investment Partners, Inc.

The TSR for each member of the Traditional Asset Manager Peer Group is derived from the average per-share value of the publicly-traded common stock of each peer group member for the 90-calendar day period ending on the first day of the performance period and the last day of the performance period and includes the impact of dividends. With respect to the PRSUs granted for 2024 performance in January 2025, the number of PRSUs that will ultimately be earned and vest is determined as follows:

•  If the relative TSR is below the 25th percentile, then 0% of the target number of PRSUs granted will vest.

•  If the relative TSR is at the 25th percentile, then 50% of the target number of PRSUs granted will vest.

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Executive Compensation

•  If the relative TSR is above the 25th percentile, then linear scaling is applied such that the percent of the target number of PRSUs vesting is 100% at the 50th percentile and is capped at 200% of the target number of PRSUs for performance at or above the 85th percentile.

•  If our absolute TSR is negative, the number of PRSUs vesting is capped at 100% of target regardless of the relative TSR percentile.

As stated above in the section titled “Our Compensation Philosophy and Objectives,” those individuals with greater levels of authority and responsibility receive a higher amount of their incentive compensation in the form of equity awards. Accordingly, we granted a greater proportion of incentive compensation in equity to our NEOs as compared to our other employees. See “2024 Total Compensation” below for further information regarding actual compensation paid to our NEOs.

Benefits and Perquisites

As stated above in the section titled “Our Compensation Philosophy and Objectives,” our NEOs and Compensation Committee agree that perquisites should be rare and limited to those that are important to our employees’ ability to carry out their responsibilities safely and effectively. Our NEOs are entitled to participate in directors’ and officers’ liability insurance and are party to indemnification agreements with the Company, as well as the various benefits made available to our other employees on the same terms as other employees, such as our group health plans, paid vacation and sick leave, basic life insurance, short- and long-term disability benefits and a 401(k) plan with a Company matching contribution of up to 50% of eligible employee contributions for U.S.-based employees and Company contributions to a pension scheme in foreign jurisdictions, as applicable.

Severance and Change of Control Benefits

In accordance with the terms of the employment agreements with our CEO, COO, CLO and CEOE, and the Severance Plan in which our CFO participates, and the respective equity award agreements of such NEOs, as applicable, each as described below, our NEOs are entitled to specified benefits in the event of termination of their respective employment under certain conditions, including partial acceleration of unvested equity awards and specified severance payments and benefits.

Our NEOs also are entitled to specified benefits in the event of involuntary termination of their employment without cause or voluntary termination for good reason within 18 months after a change of control, including accelerated vesting of unvested equity awards and specified cash severance payments and benefits. In addition, if a change of control occurs within 12 months following the NEO’s involuntary termination without cause or voluntary termination for good reason, all unvested time-based equity awards will accelerate and vest on the effective date of the change of control and unvested equity awards subject to performance-based vesting (currently, PRSUs), will vest in accordance with the terms of the applicable award agreement. Further, if a change of control occurs during the employment of our NEOs, all unvested time-based equity awards held by our CEO, COO and CLO will accelerate and vest on the effective date of the change of control and unvested equity awards subject to performance-based vesting (currently, PRSUs) held by our NEOs will vest in accordance with the terms of the applicable award agreement.

We have provided more detailed information about these severance and change of control benefits, along with estimates of value under various circumstances, in the table below under “Potential Payments Upon Termination or Change of Control” and under the heading “Employment Agreements and Severance Plan” below.

Our goal in providing severance and change of control benefits is to offer sufficient certainty in compensation such that our executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We believe these benefits assist in maintaining a competitive position in terms of attracting and retaining key executives, which is in the best interests of our stockholders.

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Executive Compensation

Role of the Compensation Committee, Performance Evaluations and Management

The Compensation Committee, which is comprised entirely of independent directors, is responsible for the general oversight of our compensation policies and practices. The Compensation Committee also reviews the overall compensation structure and evaluates the performance of our NEOs in order to determine that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives based on their collective experiences and business judgment. The Compensation Committee engages an independent compensation consultant to provide advice with respect to executive compensation.

The Compensation Committee specifically evaluates the performance of our CEO and, with input from our CEO, the overall performance of our other NEOs. The Compensation Committee also discusses the overall performance and compensation of our NEOs with our Board and presents the Board with information regarding compensation matters throughout the year as needed.

The Compensation Committee oversees the development, implementation and administration of our compensation programs, including all compensation plans adopted by the Board under which equity grants are made, and determines and approves performance measures and goals and objectives relevant to the compensation program. In addition, the Compensation Committee evaluates the performance of the CEO in light of those goals and objectives, determines and approves the CEO’s compensation based on this evaluation, reviews and approves the compensation of the other NEOs, reviews and approves all discretionary bonuses to our employees and reviews and approves employment, severance and change of control agreements, as well as any other supplemental benefits provided to our NEOs and other senior employees under the Compensation Committee’s purview. The Compensation Committee also reviews and makes recommendations to our Board with respect to non-employee directors’ compensation. The Compensation Committee works with management to annually review and reassess the adequacy of its charter, proposing changes as necessary to our Board for approval.

Our NEOs play a critical role in setting or recommending compensation levels throughout our organization. Our CEO makes incentive compensation recommendations to the Compensation Committee for the NEOs other than the CEO. In considering the CEO’s recommendations, the Compensation Committee evaluates results measured by the performance measures, goals and objectives of our compensation programs as well as qualitative factors to ensure that compensation is fair, reasonable, competitive and consistent with our compensation philosophy and objectives.

Our NEOs work with the Compensation Committee to design and develop compensation programs applicable to all our employees, including recommending changes to existing compensation programs and operational performance targets, preparing analyses of Company financial or operational data and other Compensation Committee briefing materials, analyzing industry data and, ultimately, implementing the decisions of the Compensation Committee.

Use of Compensation Consultant

The Compensation Committee has retained FW Cook (“FWC”), an independent compensation consultant, to provide objective advice on the pay practices, compensation plan design and the competitive landscape for compensation. The compensation consultant also reviews and makes recommendations for the selection process and pay information used for market compensation benchmarking discussed below. WisdomTree pays the cost for FWC’s services. However, the Compensation Committee retains the sole authority to direct, terminate or continue FWC’s engagement. The Compensation Committee has confirmed the independence of FWC in accordance with SEC and NYSE rules and has determined that their work has not raised any conflicts of interest.

Market Compensation Benchmarking

The Compensation Committee monitors relevant market and industry statistics on executive compensation as one of several factors it considers in determining compensation of our NEOs. In making compensation decisions, the Compensation Committee reviews:

Industry surveys. Aon Consulting, Inc. (formerly McLagan Partners, Inc., “Aon”) prepares annual comprehensive compensation surveys for the asset management industry. These surveys consist of consolidated compensation information of publicly-traded and private asset management firms.

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Industry peers. Publicly disclosed pay information for certain publicly-traded asset management firms that are generally similar in size, market capitalization, product offering and/or financial metrics as WisdomTree.

The Compensation Committee uses this information to inform compensation decisions and to understand evolving pay trends at asset managers; however, the Compensation Committee recognizes that there are inherent limitations on the comparability and usefulness of the market data, including time lags, differences in scope of responsibilities, geographic differences and other factors. While the Compensation Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Compensation Committee in its discussions and deliberations.

At the beginning of the year, the Compensation Committee, working with FWC, reviews the appropriateness of the companies included in the industry peer group that we refer to as the “Compensation Peer Group.” The Compensation Peer Group median is used to determine the target compensation of the CEO and as a reference point for the other NEOs. The Compensation Committee adjusts this peer group based on metric changes of the peer group average relative to WisdomTree. Relevant metrics considered by the Compensation Committee include AUM, financial metrics, number of employees and market capitalization. The 2024 Compensation Peer Group, as approved by the Compensation Committee, is set forth below:

•  AllianceBernstein Holding L.P.

•  Artisan Partners Asset Management Inc.

•  B. Riley Financial, Inc.

•  BrightSphere Investment Group Inc.

•  Cohen & Steers, Inc.

•  Diamond Hill Investment Group, Inc.

•  Donnelley Financial Solutions, Inc.

•  Hercules Capital, Inc.

•  Main Street Capital Corporation

•  Moelis & Company

•  Silvercrest Asset Management Group Inc.

•  Victory Capital Holdings, Inc.

•  Virtus Investment Partners, Inc.

•  Westwood Holdings Group, Inc.

Advantax, Inc. and Greenhill & Co., Inc. were included in the peer group during the year ended December 31, 2023, but have since been removed from the peer group as they were recently acquired.

2024 Incentive Compensation Program and Results

We maintain a performance-based incentive compensation program for our NEOs. A portion of the awards under the incentive compensation program are paid in cash and a portion are in the form of equity awards (restricted stock subject to time-based vesting and PRSUs subject to performance-based vesting). The program is designed to determine the proper level of funding for the incentive compensation pool relative to achieving certain quantitative metrics and qualitative results that incentivize growth. For 2024, the achievement of quantitative metrics determined 75% of our total incentive compensation pool with the remaining 25% determined by the Compensation Committee based on qualitative results. This split reflects the Compensation Committee’s desire for a formulaic bonus plan while recognizing the need to apply some level of judgment in setting appropriate compensation levels to reflect the accomplishment of strategic objectives and individual performance.

Actual plan performance is summarized below. The quantitative metrics chosen were considered important performance measurements that our Board and investors use to measure the health of our business and relative success:

•  Net inflows and Annualized RRR from Flows – derived using broad industry data for the asset management and ETP industry as well as consideration of historical actual performance and analyst expectations. The funded payout is capped at 300% of target. These metrics are exclusive of flows resulting from our gold ETPs charging approximately 40 basis points per annum.

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•  Financial metrics – our total revenues, adjusted operating income and adjusted operating margin, which is derived from internal planning activities. We define “adjusted operating income” as operating income, calculated in accordance with GAAP, excluding bonus expense, and we define “adjusted operating margin” as adjusted operating income divided by revenue. The funded payout is capped at 250% of target.

•  Relative total shareholder return – our stock performance relative to the Traditional Asset Manager Peer Group and a measure of value generated for our stockholders. The TSR for each member of the Traditional Asset Manager Peer Group was derived from the average per-share value of the publicly-traded common stock of each peer group member for the 90-calendar day period ending on January 1, 2024 (beginning of period) and December 31, 2024 (end of period) and includes the impact of dividends. The funded payout is capped at 250% of target.

The table below discloses the threshold, target and maximum payouts for each performance metric:

($ in thousands) Performance Metrics	Quantitative Metrics			Payouts
	Threshold	Target	Maximum	Threshold	Target	Maximum
Net inflows	$0	$7,486,000	$22,458,000	$0	$ 680	$ 2,040
Annualized RRR from Flows	$0	$ 30,100	$ 90,300	$0	$ 680	$ 2,040
Total revenues	$0	$ 396,000	$ 990,000	$0	$ 2,720	$ 6,800
Adjusted operating income (excluding bonus)	$0	$ 156,100	$ 390,250	$0	$ 2,720	$ 6,800
Adjusted operating margin (excluding bonus)	0%	39.4%	98.50%	$0	$ 2,720	$ 6,800
Relative total shareholder return	13 of 13	7 of 13	1 of 13	$0	$ 1,360	$ 3,400
Total				$0	$10,880	$27,880

The table below discloses actual performance and the funded payout of the incentive compensation pool:

($ in thousands) Performance Metrics	Weight	Target	Target Payout	2024 Actuals	Funded %	Funded Payout
Net inflows(1)	4.688%	$7,486,000	$ 680	$843,000	11.3%	$ 77
Annualized RRR from Flows(1)	4.688%	$ 30,100	$ 680	$ 1,900	6.2%	$ 42
Total revenues(2)	18.750%	$ 326,600	$ 2,720	$422,600	113.4%(3)	$ 3,084
Adjusted operating income (excluding bonus)(3)(4)	18.750%	$ 156,100	$ 2,720	$183,100	134.6%(3)	$ 3,661
Adjusted operating margin (excluding bonus)(3)(4)	18.750%	39.4%	$ 2,720	43.3%	119.9%(3)	$ 3,261
Relative total shareholder return	9.375%	7 of 13	$ 1,360	3 of 13	200.0%	$ 2,720
Total – Performance:	75.00%		$10,880		118.1%	$ 12,845
Total – Qualitative:	25.00%		$ 3,627		118.1%	$ 4,283
Total – Pool:			$14,507			$ 17,128
Funding percentage:(5)						118.1%

(1)     These metrics are exclusive of flows resulting from our gold ETPs charging approximately 40 basis points per annum.

(2)     2024 Actuals have been adjusted to exclude $4,306 of legal and other expenses expected to be covered by insurance that were incurred in connection with a settlement with the SEC regarding certain statements about the ESG screening process for three ETFs advised by WisdomTree Asset Management, Inc. (the “SEC ESG Settlement”), as GAAP requires that such covered expenses be reported gross in the income statement such that revenues are recorded to offset expenses incurred. 2024 Actuals have also been adjusted to account for the impact of foreign exchange fluctuations on targets set at the beginning of the year related to our international operations. These foreign exchange adjustments, which had a negligible impact on the Funded Payout, include a decrease to revenues of $854 and a decrease to adjusted operating income of $20.

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(3)     Computed using two-to-one leverage, meaning for every percentage point increase (or decrease) in performance, our NEOs received a two percentage point increase (or decrease) to the payout.

(4)     2024 Actuals exclude $4,966 of expenses incurred in response to an activist campaign. 2024 Adjusted operating margins also eliminate the effect of reporting, on a gross basis in the income statement, $4,306 of legal and other expenses incurred in connection with the SEC ESG Settlement.

(5)     Actual quantitative performance was 118.1% of target. After taking into account the previously described achievements and the Company’s overall performance, the Compensation Committee set the qualitative amount equal to quantitative performance. This resulted in a total incentive compensation pool approved by the Compensation Committee that was 118.1% of the target amount for 2024.

In recommending and determining the amount of incentive compensation and total compensation for our NEOs, our CEO and Compensation Committee primarily used their business judgment and considered:

•  individual performance;

•  the contribution of our NEOs in achieving the strategic initiatives described above;

•  retention;

•  tenure at the firm;

•  historical compensation;

•  compensation survey data from Aon and our Compensation Peer Group; and

•  guidance from FWC.

See “2024 Total Compensation” below for further information regarding actual compensation paid to our NEOs.

2024 Total Compensation

The table below reflects the total compensation awarded for 2024 performance to our NEOs in the manner that the Compensation Committee used to evaluate total compensation. This table supplements the Summary Compensation Table below, which is presented in a different format as required by the SEC:

						Incentive Compensation
($ in thousands) NEO	Base Salary	Incentive Target	Funded %(1)	Incentive Compensation	Total Compensation	Short-Term Cash	Restricted Stock	PRSUs(1)	Total
Jonathan Steinberg – CEO	$550	$4,950	118%	$5,846	$6,396	$2,338	$1,754	$1,754	$5,846
Bryan Edmiston – CFO	$375	$1,225	123%	$1,505	$1,880	$ 753	$ 565	$ 187	$1,505
Marci Frankenthaler – CLO	$375	$1,025	138%	$1,411	$1,786	$ 705	$ 529	$ 177	$1,411
R. Jarrett Lilien – COO	$450	$3,300	118%	$3,897	$4,347	$1,754	$1,072	$1,071	$3,897
Alexis Marinof – CEOE(2)	$371	$1,384	108%	$1,491	$1,862	$ 746	$ 559	$ 186	$1,491

(1)     PRSUs granted to our CEO and COO represent 50% of the long-term equity awards granted. PRSUs granted to our other NEOs represent 25% of the long-term equity awards granted.

(2)     Mr. Marinof’s compensation is paid in British pounds. Amounts reflected in the table are reported in U.S. dollars using the average exchange rate of $1.2782 to £1.

Mr. Steinberg’s and Mr. Lilien’s funded percentages of 118.1% were set equal to the overall funding percentage of the total incentive compensation pool approved by the Compensation Committee. Mr. Edmiston’s and Ms. Frankenthaler’s funded percentages of 122.9% and 137.7%, respectively, considered individual performance during the year as well as the magnitude of the change in compensation this year as compared to actual compensation received in prior years. Mr. Marinof’s funded percentage was set at 107.7%, taking into consideration achieving meaningful recurring other revenues through enhancements to certain arrangements with counterparties to our European ETPs, as well as flow trends of our European-listed products in relation to our U.S.-listed products.

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The following charts reflect the elements of total compensation for our NEOs as a percentage of their total compensation based on the chart above:

Jonathan Steinberg
CEO

Long-term incentive compensation granted as equity awards (**54%**)
Cash base salary (**9%**)
Short-term incentive compensation granted as cash (**37%**)

Bryan Edmiston
CFO

Long-term incentive compensation granted as equity awards (**40%**)
Cash base salary (**20%**)
Short-term incentive compensation granted as cash (**40%**)

Marci Frankenthaler
CLO

Long-term incentive compensation granted as equity awards (**40%**)
Cash base salary (**21%**)
Short-term incentive compensation granted as cash (**39%**)

R. Jarrett Lilien
COO

Long-term incentive compensation granted as equity awards (**50%**)
Cash base salary (**10%**)
Short-term incentive compensation granted as cash (**40%**)

Alexis Marinof
CEOE

Long-term incentive compensation granted as equity awards (**40%**)
Cash base salary (**20%**)
Short-term incentive compensation granted as cash (**40%**)

Risk Analysis of Compensation Policies and Programs

The Compensation Committee has reviewed our overall compensation policies and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of the compensation policies and programs encourages employees to remain focused on both our short- and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, a portion of the equity awards typically vest in equal installments over three years, and a portion typically cliff vest after three years in an amount derived from our TSR in relation to a peer group. We believe this encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking.

In addition, we have implemented the following policies to manage risk:

•  Stock Ownership Guidelines. Our stock ownership guidelines require our CEO, all other executive officers and our non-employee directors to maintain an ongoing ownership position in our common stock with a dollar value equal to six times (6x) base salary for our CEO, three times (3x) base salary for all other executive officers and five times (5x) base retainer for our non-employee directors. Additional details about our stock ownership guidelines are described in this proxy statement under the heading “Stock Ownership Guidelines;”

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•  Insider Trading Policy. Our insider trading policy strictly prohibits hedging, pledging and similar transactions in our common stock by our employees, officers and directors as described in this proxy statement under the heading “Policy Prohibiting Short Sales, Derivatives, Hedging and Pledging;” and

•  Clawback Policy. Our clawback policy provides that, in the event that we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under securities laws, we are required to recoup (subject to certain limited exceptions) any cash or equity incentive compensation received by any current or former executive officer in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements. In addition, under our clawback policy, in the event that we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under securities laws, we must use reasonable efforts to recover (i) any cash or equity incentive compensation received by any other current or former employee of the Company in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement and (ii) up to 100% of the cash and equity incentive compensation received by any current or former employee in the three years prior to the date we are required to restate our financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement.

Tax and Accounting Considerations

We evaluate the effect of accounting and tax treatment of particular forms of compensation on an ongoing basis and make modifications to compensation policies in response where appropriate. Under current U.S. tax rules, compensation paid to our NEOs in excess of $1,000,000 is generally not deductible by us. In designing our executive compensation program and determining the compensation of our executive officers, including our NEOs, our compensation committee considers a variety of factors, including the potential impact of the $1,000,000 deduction limit. While the Compensation Committee is mindful of the benefit of the full deductibility of compensation, it believes that stockholder interests are best served if the Compensation Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. Accordingly, while considering tax deductibility as a factor in determining executive compensation, the Compensation Committee may not limit such compensation to levels that will be deductible.

Policies and Practices Related to the Grant of Certain Equity Awards

It is the policy of the Board and the Compensation Committee to not take material nonpublic information into account when determining the timing of equity awards in order to take advantage of a depressed stock price or an anticipated increase in stock price. Similarly, it is our practice not to time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.

We generally make awards on pre-determined dates. Annual equity awards to all eligible employees, including our NEOs, are generally made on January 25th, and annual equity awards to members of our Board are made on the date of our annual meeting of stockholders.

WisdomTree did not grant any stock options, stock appreciation rights or similar option-like instruments in 2024.

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Conclusion

After careful review and analysis, we believe that each element of compensation and the total compensation provided to our NEOs is reasonable and appropriate. The Compensation Committee believes that our compensation program gives our NEOs appropriate incentive to contribute to our long-term performance and believes that our compensation structure and practices encourage management to work as a team in an entrepreneurial culture for outstanding stockholder returns, without taking unnecessary or excessive risks. We believe the total compensation opportunities of our compensation packages will allow us to attract and retain talented executives who have helped and who will continue to help us grow as we look to the years ahead.

Pay Versus Performance

The following table reports the total compensation of Jonathan Steinberg, our Chief Executive Officer and PEO, and the average total compensation of the other NEOs as reported in the Summary Compensation Table for the past five years, as well as the “compensation actually paid” to our PEO and the average “compensation actually paid” to our other NEOs as calculated pursuant to SEC rules and certain performance measures required by SEC rules. We refer to the NEOs covered by this Pay Versus Performance disclosure other than the PEO as the “Other NEOs.”

					Value of Initial Fixed $100 Investment Based On:			Company- Selected Measure
Year(1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($)(2)	TSR ($)	Peer Group TSR ($)(3)	Net Income/(Loss) (thousands) ($)(4)	TSR Percentile Ranking – Traditional Asset Manager Peer Group(5)
2024	6,745,441	15,333,481	2,519,007	4,449,490	240.98	232.48	66,693	85th
2023	6,710,430	9,946,606	2,422,286	3,140,681	156.95	168.43	102,546	92nd
2022	5,448,889	5,503,797	1,837,134	1,836,101	121.14	128.14	50,684	92nd
2021	4,317,175	4,313,843	1,377,223	1,252,097	133.03	171.05	49,797	25th
2020	2,881,637	3,434,784	1,253,893	1,361,386	114.11	115.87	(35,655)	17th

(1)     The PEO and Other NEOs for the applicable years were as follows:

•   2024: Mr. Steinberg served as our PEO and Mr. Edmiston, Ms. Frankenthaler, Mr. Lilien and Mr. Marinof served as the Other NEOs.

•   2022 and 2023: Mr. Steinberg served as our PEO and Messrs. Edmiston, Lilien, Marinof and Peter Ziemba, our Chief Administrative Officer, served as the Other NEOs.

•   2021: Mr. Steinberg served as our PEO and Messrs. Edmiston, Lilien, Marinof, Ziemba and Amit Muni, our former CFO, served as the Other NEOs. Mr. Edmiston was appointed to serve as our CFO effective June 1, 2021.

•    2020: Mr. Steinberg served as our PEO and Messrs. Muni, Lilien, Marinof and Ziemba served as the Other NEOs.

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(2)     Represents the Summary Compensation Table totals reported for the PEO and the average of the Other NEOs for each year subject to the following adjustments in accordance with Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”:

Year	Summary Compensation Table – Total	Deduction for amounts reported under “Stock Awards” column of the Summary Compensation Table(a)	Equity Award Adjustments(b)	Compensation Actually Paid
2024 – PEO	$6,745,441	($3,841,791)	$12,429,831	$15,333,481
2024 – Average for Other NEOs	$2,519,007	($1,118,764)	$ 3,049,247	$ 4,449,490
2023 – PEO	$6,710,430	($3,585,593)	$ 6,821,769	$ 9,946,606
2023 – Average for Other NEOs	$2,422,286	($1,018,373)	$ 1,736,768	$ 3,140,681
2022 – PEO	$5,448,889	($2,494,989)	$ 2,549,897	$ 5,503,797
2022 – Average for Other NEOs	$1,837,134	($ 511,485)	$ 510,452	$ 1,836,101
2021 – PEO	$4,317,175	($1,463,175)	$ 1,459,843	$ 4,313,843
2021 – Average for Other NEOs	$1,377,223	($ 389,910)	$ 264,784	$ 1,252,097
2020 – PEO	$2,881,637	($ 993,637)	$ 1,546,784	$ 3,434,784
2020 – Average for Other NEOs	$1,253,893	($ 196,883)	$ 304,376	$ 1,361,386

(a)     Compensation actually paid excludes the amounts reported in the Stock Awards column from the relevant year’s Summary Compensation Table total.

(b)     The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the fair value as of the end of the applicable fiscal year of unvested equity awards granted in that year; (ii) the change in fair value during the applicable fiscal year of equity awards granted in prior years that remained outstanding and unvested at the end of the applicable fiscal year; (iii) the change in fair value during the applicable fiscal year through the vesting date of equity awards granted in prior years that vested during the applicable fiscal year, less the fair value at the end of the prior year of awards granted prior to the applicable fiscal year that failed to meet applicable vesting conditions during the listed year; and (iv) the value of dividends or other earnings paid on equity awards in the applicable fiscal year prior to the vesting date that are not otherwise included in the total compensation for the applicable fiscal year.

Equity values are calculated in accordance with FASB ASC Topic 718, including Monte Carlo simulations used to value outstanding PRSUs as of the end of the applicable fiscal year. The equity award adjustments are set forth in the table below:
Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
Equity Award Adjustments – PEO
2024	6,485,442	5,644,149	—	278,725	—	21,514	12,429,831
2023	5,041,757	1,717,483	—	22,573	—	39,956	6,821,769
2022	2,545,937	61,772	—	(102,452)	—	44,640	2,549,897
2021	1,581,610	(177,002)	—	5,196	—	50,039	1,459,843
2020	1,426,969	244,913	—	(191,507)	—	66,409	1,546,784
Equity Award Adjustments – Average for Other NEOs
2024	1,827,552	1,157,527	—	57,915	—	6,254	3,049,247
2023	1,392,242	329,643	—	5,922	—	8,961	1,736,768
2022	512,998	3,176	—	(17,326)	—	11,604	510,452
2021	344,057	(11,600)	—	763	(77,860)	9,424	264,784
2020	282,744	39,027	—	(31,605)	—	14,210	304,376

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(3)     The peer group used for purposes of Item 201(e) of Regulation S-K was utilized for purposes of calculating Peer Group TSR. We refer to this peer group as the “Selected Peer Group.” The Selected Peer Group is comprised of 36 publicly-traded asset management companies in the S&P U.S. BMI Asset Management & Custody Banks Index.

(4)     We are required to report net income/(loss) pursuant to generally accepted accounting principles (“GAAP”) in the table above, however, our GAAP net income includes items that are non-recurring or not core to our operating business. Our adjusted net income (a non-GAAP measure) (in thousands) was $101,379, $62,731, $41,669, $61,352 and $40,205 for the years ended December 31, 2024, 2023, 2022, 2021 and 2020, respectively. A reconciliation of our net income/(loss) as reported under GAAP to adjusted net income (a non-GAAP measure) is included in Item 7 of our Annual Report on Form 10-K for the years ended December 31, 2024, 2023 and 2022.

(5)     We have identified our TSR percentile ranking for the Traditional Asset Manager Peer Group as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and Other NEOs in 2024 to our performance. The TSR for each member of the Traditional Asset Manager Peer Group was derived from the average per-share value of the publicly-traded common stock of each peer group member for the 90-calendar day period ending on January 1st (beginning of period) and December 31st (end of period) of each applicable year and includes the impact of dividends.

Tabular List of Performance Measures

WisdomTree considers the following measures to be the most important performance measures it uses to link compensation actually paid to its PEO and Other NEOs to WisdomTree’s performance for 2024:

Performance Measures
TSR Percentile Ranking – Traditional Asset Manager Peer Group
Net Inflows
Annualized RRR from Flows
Total Revenues
Adjusted Operating Income
Adjusted Operating Margin

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Relationship Between Compensation Actually Paid and Performance Measures

Compensation Actually Paid and Cumulative TSR

The table below shows the relationship between compensation actually paid to our PEO and average compensation actually paid to our Other NEOs in relation to our cumulative TSR and the cumulative TSR of the Selected Peer Group over a five-year period. Our cumulative TSR and the cumulative TSR of the Selected Peer Group were not used in the 2024 incentive compensation program. However, our relative TSR measured against an alternative peer group that we refer to as the Traditional Asset Manager Peer Group is a metric used in determining annual compensation of our PEO and our Other NEOs. During 2024, we ranked 3rd among the 13 members of the Traditional Asset Manager Peer Group. See “TSR Percentile Ranking – Traditional Asset Manager Peer Group” below for additional information.

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Compensation Actually Paid and Net Income/(Loss)

The table below shows the relationship between compensation actually paid to our PEO and average compensation actually paid to our Other NEOs in relation to our net income/(loss). Net income/(loss) was not a performance measure used in the 2024 incentive compensation program. Compensation actually paid also has no correlation to net income/(loss) due to items impacting net income/(loss) that are non-recurring or not core to our operating results.

$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
($2,000)
($4,000)
($6,000)
($8,000)
Compensation Paid ($ 000s)
$180,000
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
($20,000)
($40,000)
($60,000)
($80,000)
Net Income ($ 000s)
2020
2021
2022
2023
2024
PEO
Average for Other NEOs
Net Income/(Loss)

Compensation Actually Paid and TSR Percentile Ranking – Traditional Asset Manager Peer Group

The table below shows the relationship between compensation actually paid to our PEO and average compensation actually paid to our Other NEOs in relation to our TSR percentile ranking for the Traditional Asset Manager Peer Group, a performance measure used in the 2024 incentive compensation program and described above in the Compensation Discussion and Analysis under the heading “Components of Compensation.”

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Summary Compensation Table

The following table sets forth certain information with respect to compensation earned during the years indicated below by each NEO.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan Steinberg	2024	550,000	2,338,400	3,841,791	15,250	6,745,441
Chief Executive Officer	2023	550,000	2,561,200	3,585,593	13,637	6,710,430
	2022	550,000	2,390,400	2,494,989	13,500	5,448,889
Bryan Edmiston	2024	375,000	752,500	687,494	11,500	1,826,494
Chief Financial Officer	2023	375,000	687,500	549,993	11,188	1,623,681
	2022	375,000	550,000	210,993	9,750	1,145,743
Marci Frankenthaler	2024	375,000	705,300	674,989	15,250	1,770,539
Chief Legal Officer
R. Jarrett Lilien	2024	450,000	1,753,800	2,346,296	13,000	4,563,096
President and Chief Operating Officer	2023	450,000	1,919,700	2,189,544	15,000	4,574,244
	2022	450,000	1,791,450	1,014,724	13,500	3,269,674
Alexis Marinof(4)	2024	370,678	745,574	766,285	33,361	1,915,898
Chief Executive Officer, Europe	2023	360,615	749,831	571,460	32,455	1,714,361
	2022	359,078	570,501	367,225	32,317	1,329,121

(1)     Amounts reported for 2024 reflect bonuses earned in 2024 and paid in 2025; amounts reported for 2023 reflect bonuses earned in 2023 and paid in 2024; and amounts reported for 2022 reflect bonuses earned in 2022 and paid in 2023.

(2)     Amounts reported include the aggregate accounting grant date fair value of awards made to our NEOs in the respective calendar year for services performed in the prior year and are computed in accordance with FASB ASC 718, excluding the impact of estimated forfeitures related to service-based vesting. The grant date fair value for time-based restricted stock awards is based on the closing price of our common stock on the date of grant. The grant date fair value for PRSUs is calculated using a Monte-Carlo simulation for the award on the grant date and such grant date fair values are set forth in the Grants of Plan-Based Awards table below. The assumptions we used in the valuation of the equity awards are set forth in note 18 of the notes to our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. The value of the PRSUs granted to our NEOs in 2024 assuming the highest level of performance is achieved is $3,841,796 for Mr. Steinberg, $343,748 for Mr. Edmiston, $337,490 for Ms. Frankenthaler, $2,346,295 for Mr. Lilien and $383,142 for Mr. Marinof.

(3)     Represents employer contributions to the 401(k) Retirement Plan (and the U.K. pension scheme in respect of Mr. Marinof).

(4)     Mr. Marinof is paid compensation in British pounds. Amounts reflected are reported in U.S. dollars using the average exchange rates of $1.2782, $1.2435 and $1.2382 to £1 for the years 2024, 2023 and 2022, respectively.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefits programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure that the pay of our employees reflects the level of their job impact and responsibilities and is competitive within our industry. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

As required by the SEC, we are providing disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. Therefore, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. For 2024, the annual total compensation of our median employee, determined in accordance with the amounts presented in the “Total” column of the Summary Compensation Table, was $205,100. Our CEO’s annual total compensation, as reported in the “Total”

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column of the Summary Compensation Table, was $6,745,441. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 33 to 1. Our pay ratio estimate has been calculated in a manner consistent with SEC rules using the data and assumptions summarized below.

To quantify the annual total compensation of our median employee, we first determined our employee population as of December 31, 2024, which represented 312 global full-time employees, excluding our CEO. We then measured the employee population’s total compensation as viewed by our Compensation Committee, which is comprised of base salary, cash incentive compensation and equity incentive compensation granted for the 2024 performance year. We annualized compensation for any employees who were employed for less than the full year and compensation paid in foreign currencies was converted to U.S. dollars based on an average exchange rate for the full year.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock awards granted to our NEOs during the year ended December 31, 2024.
Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold (#)	Target (#)	Maximum (#)
Jonathan Steinberg	1/25/2024	111,421	222,842	445,684	—	1,920,898
	1/25/2024	—	—	—	269,410	1,920,893
Bryan Edmiston	1/25/2024	9,970	19,939	39,878	—	171,874
	1/25/2024	—	—	—	72,317	515,620
Marci Frankenthaler	1/25/2024	9,788	19,576	39,152	—	168,745
	1/25/2024	—	—	—	71,002	506,244
R. Jarrett Lilien	1/25/2024	68,048	136,096	272,192	—	1,173,148
	1/25/2024	—	—	—	164,537	1,173,149
Alexis Marinof	1/25/2024	11,112	22,224	44,448	—	191,571
	1/25/2024	—	—	—	80,605	574,714

(1)     Amounts reported represent accounting grant date fair value of awards made to our NEOs in 2024 for services performed in the prior year and are computed in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding stock awards held by our NEOs at December 31, 2024:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jonathan Steinberg	1/25/22	72,571	761,996	387,336	4,067,028
	1/25/23	213,428	2,240,994	570,370	5,988,885
	1/25/24	269,410	2,828,805	451,582	4,741,611
Bryan Edmiston	1/25/22	9,207	96,674	16,370	171,885
	1/25/23	49,107	515,624	43,738	459,249
	1/25/24	72,317	759,329	40,402	424,221
Marci Frankenthaler	1/25/22	13,919	146,150	24,752	259,896
	1/25/23	49,107	515,624	43,738	459,249
	1/25/24	71,002	745,521	39,666	416,493
R. Jarrett Lilien	1/25/22	29,515	309,908	157,526	1,654,023
	1/25/23	130,330	1,368,465	348,294	3,657,087
	1/25/24	164,537	1,727,639	275,792	2,895,816
Alexis Marinof	1/25/22	16,022	168,231	28,502	299,271
	1/25/23	51,024	535,752	45,444	477,162
	1/25/24	80,605	846,353	45,034	472,857

(1)     These unvested shares of restricted stock vest at a rate of 33 1/3% each year starting one year from the date of grant, subject to continued employment. See “Potential Payments upon Termination or Change of Control” for a description of the accelerated or continued vesting provisions upon termination, retirement or change of control.

(2)     The market value of such holdings is based on the closing price of $10.50 per share of our common stock as reported on December 31, 2024, the last trading day of 2024.

(3)     These unvested PRSUs cliff vest three years from the grant date. The number of shares of common stock to be issued will be determined based on the TSR of our common stock relative to the respective TSRs of companies in the Traditional Asset Manager Peer Group described above in the Compensation Discussion and Analysis under the heading “Components of Compensation,” each measured over a three-year period from the grant date. The amounts reported are based on achieving maximum performance for the 2022, 2023 and 2024 grants based upon our relative TSR performance for those respective grants during the measurement periods and include adjustments made to the number of PRSUs for the reinvestment of dividend equivalents between the grant date and December 31, 2024. See “Potential Payments upon Termination or Change of Control” for a description of the accelerated or continued vesting provisions upon termination, retirement or change of control.

(4)     The amounts reported are based on achieving maximum performance for the 2022, 2023 and 2024 grants based upon our relative TSR performance for those respective grants during the measurement periods.

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Option Exercises and Stock Vested

The following table sets forth, for each NEO, all share-based incentive plan awards that vested and were exercised during the year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan Steinberg	—	—	481,027	3,429,723
Bryan Edmiston	—	—	38,103	271,674
Marci Frankenthaler	—	—	71,940	512,932
R. Jarrett Lilien	—	—	260,693	1,858,741
Alexis Marinof	—	—	90,261	643,561

(1)     Amounts in this column were calculated by multiplying the number of shares of restricted stock or PRSUs that vested by the closing price of our common stock on the vesting date. If the vesting date was a weekend or holiday, the prior business day was used to value the shares. The payout on PRSUs for the performance period from January 25, 2021 to January 25, 2024 was 200% of the target number of PRSUs, inclusive of adjustments made to the target for the reinvestment of dividend equivalents between the grant date and vesting date, based on the TSR of our common stock relative to the respective TSRs of the companies in the Traditional Asset Manager Peer Group as described above in the Compensation Discussion and Analysis under the heading “Components of Compensation,” measured over such three-year period.

Employment Agreements and Severance Plan

The compensation paid to our NEOs in 2024 was governed by the respective employment agreement or employee offer letter between us and each NEO. The following describes the arrangements that were in place with our NEOs in 2024.

CEO, CLO and COO

We have entered into employment agreements, as amended, with each of Jonathan Steinberg, Marci Frankenthaler and R. Jarrett Lilien to serve for an indefinite term, and on an “at will” basis. The terms of the employment agreements for each of these NEOs are substantially identical except for the annual base salary payable to each of them, which for Mr. Steinberg, Ms. Frankenthaler and Mr. Lilien is $550,000, $375,000 and $450,000, respectively. Each of these NEOs is eligible to receive such incentive compensation as may be determined by the Board or Compensation Committee and to participate in our standard benefit plans. The employment agreements contain provisions relating to employee confidentiality, assignment of inventions and non-solicitation of employees, as well as non-competition provisions which are applicable as described below. In addition, pursuant to the terms of the relevant equity award agreements governing outstanding equity awards held by each of these NEOs, if a “change of control” (as defined in the employment agreements) occurs during the employment of our CEO, CLO or COO, as applicable, all unvested time-based equity awards held by such NEO will accelerate and vest on the effective date of the change of control and unvested equity awards subject to performance-based vesting (currently, PRSUs) held by such NEO will vest in accordance with the terms of the applicable award agreement. The value of these accelerated awards, assuming a triggering event of December 31, 2024, is set forth in the “Potential Payments Upon Termination or a Change of Control” table below.

Each of these NEOs also is entitled to the following benefits in the event of the termination of such NEO’s employment:

Termination for Any Reason. The employment agreements provide that if the NEO’s employment with us is terminated for any reason (including death or “disability” (as defined in the employment agreement)), we will pay the NEO their accrued but unpaid base salary and, if applicable, accrued but unused vacation, through the termination date and, except in the case of (i) a resignation by the NEO without “good reason” (as defined in the employment agreements), (ii) a termination of the NEO’s employment by us for “cause” (as defined in the employment agreements) or (iii) the NEO having already received payment, prior to the termination date, of their incentive compensation for the prior year, a pro rata portion of an amount equal to 50% of the incentive compensation that the NEO would have received in respect

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of the year prior to the year of termination, based upon our performance. NEOs are also entitled to reimbursement for reasonable business expenses incurred prior to termination in accordance with the relevant policies and procedures established by the Company.

Termination Without Cause or Resignation for Good Reason. If (i) we terminate the NEO’s employment other than due to their death, “disability” or for “cause” (each as defined in the employment agreements) or (ii) the NEO resigns for “good reason” (as defined in the employment agreements and, either of (i) or (ii), an “Involuntary Termination”) and the NEO (A) enters into a fully effective release agreement and complies with such release and (B) complies with a three-month restrictive covenant, including a three-month non-competition covenant from the date of termination, we will pay the NEO:

•  one year’s base salary, which we refer to as Annual Base Salary;

•  a pro rata portion of an amount equal to 50% of the average incentive compensation that the NEO received in the preceding three fiscal years, multiplied by our budgeted incentive compensation pool funding percentage in the year of termination, which we refer to as Termination Year Cash Incentive Compensation; and

•  50% of the average incentive compensation paid to the NEO in the preceding three years, which we refer to as Average Cash Incentive Compensation.

The Termination Year Cash Incentive Compensation will be paid when we pay incentive compensation for the termination year to non-terminated senior executives. The Annual Base Salary and Average Cash Incentive Compensation will be paid in substantially equal installments over a 12-month period. The NEO also may elect to have us pay for COBRA insurance coverage for up to one year following the date of termination. The employment agreements also provide that any equity awards held by the NEO that would have vested in the 12-month period that immediately follows the date of termination will accelerate and vest, and any remaining unvested awards held by the NEO will remain outstanding for 12 months following the date of termination. In addition, if a “change of control” (as defined in the employment agreements) occurs within 12 months after the date of Involuntary Termination, the NEO will be entitled to any accelerated vesting with respect to the equity awards that the NEO would have been entitled to if they had remained employed through the date of the change of control.

Involuntary Termination Within 18 Months After a Change of Control. In the event of the NEO’s Involuntary Termination within 18 months after a change of control, if the NEO (i) enters into a fully effective release agreement and complies with such release and (ii) complies with a 12-month non-competition covenant from the date of termination, in lieu of the payments and benefits described above under the heading “Termination Without Cause or Resignation for Good Reason,” we will pay the NEO:

•  an amount equal to 1.75 times the Annual Base Salary;

•  a pro rata portion of the Average Cash Incentive Compensation based on the number of days the NEO was employed during the year of termination; and

•  an amount equal to 1.75 times the Average Cash Incentive Compensation.

Such amounts will be paid in one lump sum. The NEO also may elect to have us pay for COBRA insurance coverage for up to 21 months following the date of termination. In addition, any equity awards subject solely to time-based vesting then held by the NEO that would have vested in the 21-month period that immediately follows the date of termination will accelerate and vest. Equity awards subject to performance-based vesting will vest in accordance with the terms of the applicable award agreement.

Termination for Cause or Voluntary Resignation Without Good Reason. If we terminate the NEO’s employment for “cause” (as defined in the employment agreements) or the NEO voluntarily resigns without “good reason” (as defined in the employment agreements), we may elect to enforce a three-month non-competition covenant as provided in the employment agreements in consideration for which we will pay the NEO: (i) 25% of the Annual Base Salary; (ii) an amount equal to 12.5% of the average incentive compensation paid to the NEO in the preceding three fiscal years; and (iii) an amount equal to 25% of the value of any equity awards held by the NEO subject solely to time-based vesting that would have vested in the one-year period following the date of termination if no termination had occurred. Such amounts will

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be paid in substantially equal installments over a three-month period. The NEO also may elect to have us pay for COBRA insurance coverage for up to three months following the date of termination, subject to the NEO’s continued compliance with the three-month non-competition covenant.

The severance payments and benefits under the employment agreements summarized above are generally subject to the NEO’s continuing compliance with any obligations relating to confidentiality, assignment of inventions, or other restrictive covenants (including the non-competition covenants described above) in the employment agreements, as applicable. If we make payments to a NEO as described under “Involuntary Termination Within 18 Months After a Change of Control,” and there is a breach by the NEO of the 12-month non-competition covenant, we have a right to recover payments made during such period of non-compliance.

CFO

Bryan Edmiston is an “employee at will.” His current base salary is $375,000 and he is eligible to receive such incentive compensation as may be determined by our Board or Compensation Committee and to participate in our standard benefit plans. Mr. Edmiston became an eligible participant under our Severance Plan adopted by the Compensation Committee on February 23, 2023. Except for accelerated vesting of unvested time-based equity awards on the effective date of a change of control during his employment, which is only applicable to unvested time-based equity awards held by the CEO, CLO and COO, as an eligible participant under the Severance Plan, Mr. Edmiston is entitled to the same severance benefits as the CEO, CLO and COO described above. In connection with becoming an eligible participant under the Severance Plan, Mr. Edmiston entered into a Restrictive Covenant Agreement, which contains provisions relating to employee confidentiality, assignment of inventions and non-solicitation of employees, as well as non-competition provisions, each of which are applicable to the CEO, CLO and COO as described above.

CEO, Europe

We have entered into an employment agreement, as amended, with Alexis Marinof for an indefinite term. His current base salary is £290,000 ($370,678 using the average exchange rate of $1.2782 to £1 for 2024) and he is eligible to participate in any annual incentive plan established by our Board or Compensation Committee and to participate in our standard benefit plans. Mr. Marinof is also entitled to similar benefits as provided under the Severance Plan (with the exception of payments upon termination for cause or voluntary resignation without good reason) and his employment agreement contains the provisions of the Restrictive Covenant Agreement, in each case as may be applicable and permitted under the laws of the United Kingdom.

Potential Payments upon Termination or Change of Control

As described above under “Employment Agreements and Severance Plan,”

•  Our CEO, CLO and COO are entitled to payments and benefits in the event of: (i) an Involuntary Termination; (ii) a termination of employment by the Company for cause or voluntary resignation by the NEO without good reason if we elect to enforce a three-month non-competition covenant; and (iii) an Involuntary Termination within 18 months after a change of control. In addition, if a change of control occurs during the employment of our CEO, CLO and COO, all unvested time-based equity awards will accelerate and vest on the effective date of the change of control, and unvested equity awards subject to performance-based vesting (currently, PRSUs) will vest in accordance with the terms of the applicable award agreement as described below;

•  Our CFO, as an eligible participant under our Severance Plan, is entitled to the same severance benefits as the CEO, CLO and COO, except for accelerated vesting of unvested time-based equity awards on the effective date of a change of control; and

•  Our CEOE is also entitled to similar benefits as provided under the Severance Plan (with the exception of payments upon termination for cause or voluntary resignation without good reason).

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This section is intended to discuss payments to our NEOs, assuming the termination from employment and/or a change of control occurred on December 31, 2024. Due to the number of factors that affect the nature and amount of any benefits provided upon the occurrence of the events discussed in this section, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and reductions to avoid the characterization of amounts payable in the event of a change of control as excess parachute payments under Sections 280G and 4999 of the Code.

The terms of the PRSUs awarded to our NEOs provide for accelerated vesting of all or a portion of the PRSUs upon an Involuntary Termination. Also, if a change of control occurs during the employment of our NEOs or during the 12-month period following an Involuntary Termination, all or a portion of the PRSUs will vest on the effective date of a change of control.

The terms of restricted stock awards granted to our NEOs on or after January 1, 2024 provide for full accelerated vesting upon the NEO’s “normal retirement,” subject to clawback in the event that the NEO commences work in the asset management or financial services industries after the NEO’s normal retirement. For purposes of such award agreements, “normal retirement” means that the NEO retires from active employment on or after reaching age 62 and having been employed by WisdomTree for at least seven years, provided that the NEO provides at least six months’ advance notice of their intention to retire.

Name	Change of Control ($)	Involuntary Termination Without Cause or for Good Reason ($)	Termination for Cause or Voluntary Resignation Without Good Reason ($)	Involuntary Termination Within 18 Months After a Change of Control ($)	Normal Retirement ($)
Jonathan Steinberg
Severance Arrangements	—	6,798,380(1)	855,600(2)	8,850,200(3)	—
Acceleration of Unvested Equity Awards	20,165,072(4)	12,105,233(5)	706,356(6)	20,165,072(7)	—
Total	20,165,072	18,903,613	1,561,956	29,015,272	—
Bryan Edmiston
Severance Arrangements	—	1,491,810(1)	226,485(2)	2,081,895(3)	—
Acceleration of Unvested Equity Awards	1,026,522(8)	1,206,669(5)	151,899(6)	2,398,148(7)	—
Total	1,026,522	2,698,479	378,384	4,480,043	—
Marci Frankenthaler
Severance Arrangements	—	1,609,167(1)	239,943(2)	2,229,937(3)	—
Acceleration of Unvested Equity Awards	2,509,563(4)	1,332,371(5)	163,117(6)	2,509,563(7)	—
Total	2,509,563	2,941,538	403,060	4,739,500	—
R. Jarrett Lilien
Severance Arrangements	—	4,345,947(1)	563,943(2)	5,718,937(3)	—
Acceleration of Unvested Equity Awards(9)	11,373,285(4)	6,451,148(5)	392,505(6)	11,373,285(7)	1,727,639(10)
Total	11,373,285	10,797,095	956,448	17,092,222	1,727,639
Alexis Marinof(11)
Severance Arrangements	—	1,699,778(1)	—	2,326,721(3)	—
Acceleration of Unvested Equity Awards	1,212,498(8)	1,465,496(5)	—	2,762,834(7)	—
Total	1,212,498	3,165,274	—	5,089,555	—

(1)     Represents an amount equal to the sum of: (i) Annual Base Salary; (ii) Termination Year Cash Incentive Compensation; (iii) Average Cash Incentive Compensation; and (iv) the value of COBRA benefits for 12 months.

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(2)     Represents an amount equal to the sum of: (i) 25% of the Annual Base Salary; (ii) 12.5% of the average cash incentive compensation paid to the NEO in the preceding three fiscal years; and (iii) the value of COBRA benefits for three months. The amounts are only payable if we elect to enforce a three-month non-competition covenant as described under “Employment Agreements and Severance Plan.”

(3)     Represents an amount equal to the sum of: (i) 1.75 times the Annual Base Salary; (ii) the Average Cash Incentive Compensation; (iii) 1.75 times the Average Cash Incentive Compensation; and (iv) the value of COBRA benefits for 21 months.

(4)     Represents the dollar value of all unvested equity awards that will accelerate and vest upon a change of control that occurs during employment based on the closing price of our common stock of $10.50 on December 31, 2024, the last trading day of 2024. Amounts reflected exclude adjustments made to the target number of unvested PRSUs for the reinvestment of dividend equivalents since the grant date.

(5)     Represents the dollar value of equity awards that would have vested in the 12-month period following the date of termination based on the closing price of our common stock of $10.50 on December 31, 2024, the last trading day of 2024. In addition, if a change of control occurs within 12 months after the date of termination, on the effective date of the change of control, all unvested restricted stock will accelerate and vest and unvested PRSUs will vest in accordance with the terms of the applicable award agreement. The dollar value of all equity awards that would vest upon a change of control in the 12-month period following the date of termination based on the closing price of our common stock of $10.50 on December 31, 2024 is as follows: Mr. Steinberg: $10,885,263; Mr. Edmiston: $1,799,074,766; Ms. Frankenthaler: $1,829,660; Mr. Lilien: $6,492,157; and Mr. Marinof: $2,015,563. Amounts reflected exclude adjustments made to the target number of unvested PRSUs for the reinvestment of dividend equivalents since the grant date.

(6)     Represents 25% of the dollar value of unvested restricted stock that would have vested in the one-year period following the date of termination based on the closing price of our common stock of $10.50 on December 31, 2024, the last trading day of 2024. The amount is only payable if we elect to enforce a three-month non-competition covenant as described under “Employment Agreements and Severance Plan.”

(7)     Represents the dollar value of unvested equity awards that accelerate and vest in connection with an involuntary termination without cause or for good reason within 18 months after a change of control based on the closing price of our common stock of $10.50 on December 31, 2024, the last trading day of 2024. Amounts reflected exclude adjustments made to the target number of unvested PRSUs for the reinvestment of dividend equivalents since the grant date.

(8)     Represents the dollar value of unvested PRSUs (excluding adjustments that are made to the target for the reinvestment of dividend equivalents since the grant date) that will accelerate and vest in accordance with the terms of the applicable award agreement upon a change of control that occurs during employment based on the closing price of our common stock of $10.50 on December 31, 2024, the last trading day of 2024.

(9)     All of Mr. Lilien’s unvested shares of restricted stock granted prior to 2024 and all of his unvested PRSUs will remain outstanding and continue to vest upon his “normal retirement” (as defined in the agreements representing such awards). All of Mr. Lilien’s unvested shares of restricted stock granted on or after January 1, 2024 will fully accelerate and vest upon his “normal retirement.” None of the NEOs other than Mr. Lilien was eligible for normal retirement as of December 31, 2024.

(10)   Represents the dollar value of unvested equity awards that accelerate and vest in connection with normal retirement based on the closing price of our common stock of $10.50 on December 31, 2024, the last trading day of 2024.

(11)   Mr. Marinof is paid compensation in British pounds. The amount reflected is reported in U.S. dollars using the exchange rate of $1.2567 to £1 at December 31, 2024, the last trading day of 2024.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Table

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of the record date (except as otherwise indicated in the footnotes) by (i) each person (including any “group” of persons as that term is used in Section 13d-3 of the Exchange Act) we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our named executive officers; (iii) each of our directors and director-nominees; and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Except as otherwise indicated in the footnotes to the following table, we believe, based on the information provided to us, that the persons named in the following table have sole voting and investment power with respect to the shares they beneficially own, subject to applicable community property laws. Unless otherwise noted, the business address of each of the persons and entities that beneficially own 5% or more of the outstanding shares of common stock is c/o WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119. We have based our calculation of the percentage of beneficial ownership on 147,031,590 shares of our common stock outstanding as of April 23, 2025, the record date, including shares of restricted stock issued to our employees and directors but not yet vested.

64   WisdomTree, Inc. | 2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares the person has the right to acquire within 60 days of the record date upon the exercise of any option, warrant or other right or conversion of any security. The shares that a stockholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other stockholder.

Beneficial Holder	Number	Percentage
Executive Officers
Bryan Edmiston(1)	240,474	0.2
Marci Frankenthaler(2)	287,685	0.2
R. Jarrett Lilien(3)	1,073,638	0.7
Alexis Marinof(4)	221,146	0.2
William Peck(5)	223,569	0.2
Jonathan Steinberg(6)	9,483,789	6.4
David Yates(7)	168,043	0.1
Peter M. Ziemba(8)	957,650	0.7
Directors and Nominees
Lynn S. Blake(9)	45,649	*
Anthony Bossone(10)	635,518	0.4
Smita Conjeevaram(11)	67,497	*
Rilla Delorier(12)	21,980	*
Daniela Mielke(13)	41,453	*
Shamla Naidoo(14)	24,814	*
Win Neuger(15)	148,334	0.1
Tonia Pankopf(16)	24,814	*
All directors and executive officers as a group (16 persons)	13,666,053	9.3
Other 5% or Greater Stockholders
BlackRock, Inc.(17)	18,335,140	12.5
The Vanguard Group, Inc.(18)	15,475,478	10.5
ETFS Capital Limited(19)	9,250,000	6.3
Azora Capital LP(20)	10,576,624	7.2

*         Less than 0.1%.

(1)     Includes 129,544 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Edmiston until they vest, but over which he exercises voting power.

(2)     Includes 125,105 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Ms. Frankenthaler until they vest, but over which she exercises voting power.

(3)     Includes 282,678 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Lilien until they vest, but over which he exercises voting power.

(4)     Includes 135,495 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Marinof until they vest, but over which he exercises voting power.

(5)     Includes 94,547 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Peck until they vest, but over which he exercises voting power.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

(6)     Includes (i) 798 shares of common stock owned by Mr. Steinberg’s spouse with whom he may be deemed to share voting power; (ii) 16,889 shares of common stock held in a joint account with Mr. Steinberg’s spouse with whom he shares voting power; and (iii) 462,759 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Steinberg until they vest, but over which he exercises voting power.

(7)     Includes 89,353 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Yates until they vest, but over which he exercises voting power.

(8)     Includes 120,213 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Ziemba until they vest, but over which he exercises voting power.

(9)     Includes 10,152 deferred restricted stock units that vest within 60 days of the record date.

(10)   Includes 10,152 deferred restricted stock units that vest within 60 days of the record date.

(11)   Includes 10,152 deferred restricted stock units that vest within 60 days of the record date.

(12)   Includes 10,152 shares of restricted stock that vest within 60 days of the record date and are not transferable by Ms. Delorier until they vest, but over which she exercises voting power.

(13)   Includes 10,152 deferred restricted stock units that vest within 60 days of the record date.

(14)   Includes 10,152 shares of restricted stock that vest within 60 days of the record date and are not transferable by Ms. Naidoo until they vest, but over which she exercises voting power.

(15)   Includes 10,152 shares of restricted stock that vest within 60 days of the record date and are not transferable by Mr. Neuger until they vest, but over which he exercises voting power.

(16)   Includes 10,152 shares of restricted stock that vest within 60 days of the record date and are not transferable by Ms. Pankopf until they vest, but over which she exercises voting power.

(17)   Information reported pursuant to a Schedule 13G/A filed with the SEC on January 23, 2024. BlackRock, Inc. has filed as a parent holding company or control person on behalf of certain subsidiaries, none of which (except for BlackRock Fund Advisors) individually own 5% or more of our outstanding common stock. The business address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(18)   Information reported pursuant to a Schedule 13G/A filed with the SEC on July 10, 2024. The shares indicated in the table are beneficially owned by The Vanguard Group, Inc. in its capacity as investment adviser and are owned of record by its clients. Vanguard reports that it has no sole voting power and shares voting power with respect to 252,826 shares, and that it has sole dispositive power with respect to 15,077,095 shares and shares dispositive power with respect to 398,383 shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(19)   Information reported pursuant to a Schedule 13G/A filed with the SEC on April 8, 2025. The shares indicated in the table are directly owned by ETFS Capital. Graham Tuckwell, who is the controlling shareholder of ETFS Capital, may be deemed an indirect beneficial owner of the shares of common stock directly owned by ETFS Capital and shares voting and dispositive power over such shares. Each of ETFS Capital and Graham Tuckwell disclaims beneficial ownership in all such shares of common stock that he or it does not directly own. The principal business address of ETFS Capital is Ordnance House, 31 Pier Road, St. Helier, Jersey JE2 4XW. The principal business address of Mr. Tuckwell is 43 Mary Street, Hawthorn, VIC 3122 Australia.

(20)   Information reported pursuant to a Schedule 13G/A filed with the SEC on February 14, 2025. The shares indicated in the table are beneficially owned by Azora Capital LP in its capacity as investment adviser to certain investment funds and/or accounts with respect to the shares of common stock held by such funds and/or accounts. Azora reports that it has no sole voting or dispositive power and that it shares voting and dispositive power with respect to 10,576,624 shares. The business address of Azora Capital LP is 3480 Main Highway, Suite 200, Miami, FL 33133.

66   WisdomTree, Inc. | 2025 Proxy Statement

Certain Relationships and Related Transactions

Since January 1, 2024, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors or executive officers or holders of more than 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or material interest other than the transactions described below.

Stockholders Agreement

We are a party to an Amended and Restated Stockholders Agreement, dated December 21, 2006, between Michael Steinhardt, our former Chairman of the Board, and Jonathan Steinberg, our Chief Executive Officer. Under this agreement, Mr. Steinberg agreed to give Mr. Steinhardt a right-of-first refusal to purchase any shares he intends to sell if he were to sell any of his shares in a private transaction.

Series A Preferred Stock Repurchase

On April 11, 2018, we completed the acquisition of the European exchange-traded commodity, currency and leveraged-and-inverse business (“European ETC Business”), by purchasing the entire issued share capital of a subsidiary of ETFS Capital into which ETFS Capital transferred the European ETC Business prior to completion of the acquisition. A portion of the consideration paid to acquire the European ETC Business was the issuance to ETFS Capital of shares of our capital stock consisting of common stock and Series A Preferred Stock. See “Stock Ownership Table” above for further information regarding the holdings of ETFS Capital. In connection with the issuance of the Series A Preferred Stock to ETFS Capital, we entered into an investor rights agreement with ETFS Capital relating to the transferability of, and registration rights for, the Series A Preferred Stock. Subsequently, on August 13, 2024, we repurchased the Series A Preferred Stock, which was convertible into 14,750,000 shares of our common stock, from ETFS Capital for aggregate cash consideration of approximately $143.8 million. At the time of the repurchase, the investor rights agreement was also terminated.

Related Person Transactions Policy and Procedures

In accordance with its written charter, our Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of our Audit Committee is required for all related party transactions. The term “related person transaction” refers to any transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC, except that “related party transactions” do not include compensation or employment arrangements that we disclose in our proxy statement (or, if the related person is an executive officer, that we would disclose if such person were a named executive officer).

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Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment, subject to compliance with Rule 14a-4(c) of the Exchange Act.

Forward-Looking Statements

This proxy statement contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to management’s assumptions, expectations, projections, intentions and/or beliefs about future events or occurrences. These forward-looking statements are based on management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this proxy statement, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

Websites

The information contained on the websites referenced in this proxy statement is not incorporated by reference into this proxy statement. Further, references to website URLs are intended to be inactive textual references only.

68   WisdomTree, Inc. | 2025 Proxy Statement

WISDOMTREE, INC. ATTN: MARCI FRANKENTHALER 250 WEST 34TH STREET, 3RD FLOOR NEW YORK NY 10119 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Day of Meeting: www.virtualshareholdermeeting.com/WT25 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1A Lynn S. Blake 1B Anthony Bossone 1C Smita Conjeevaram 1D Rilla Delorier 1E Daniela Mielke 1F Shamla Naidoo 1G Win Neuger 1H Tonia Pankopf 1I Jonathan Steinberg Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. 3 To vote on an advisory resolution to approve the compensation of the Company’s named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000671466_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com WISDOMTREE, INC. Annual Meeting of Stockholders June 17, 2025 10:00 a.m., Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Marci Frankenthaler and Peter M. Ziemba, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WISDOMTREE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on June 17, 2025, as a live webcast at: www.virtualshareholdermeeting.com/WT25, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000671466_2 R1.0.0.2